SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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JEFFERIES GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JEFFERIES GROUP, INC.
520 Madison Avenue
New York, New York 10022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Monday, May 17, 2010

Dear Shareholder:

You are invited to attend our Annual Meeting of Shareholders. The meeting will be held at our offices at 520 Madison Avenue, New York, New York, 10022, on Monday, May 17, 2010, at 9:30 a.m. At the meeting, we will:

1. Elect eight directors to serve until our next Annual Meeting,

2. Ratify the selection of our independent registered public accounting firm, and

3. Conduct any other business that properly comes before the meeting.

You are entitled to notice of the meeting and to vote at the meeting if you held our common stock at the close of business on March 19, 2010.

Even if you will not be able to attend, we have taken a number of steps to make it easy for you to vote. The enclosed proxy card contains instructions on how to vote by telephone, on the Internet or by mail. We urge you to vote early using one of these methods if you do not expect to attend. You can still attend the meeting and vote in person if you choose.

We have provided this Proxy Statement to provide background information for you to use when casting your vote. We hope you will find it informative.

For the Board of Directors,

Lloyd H. Feller
Secretary

April 7, 2010

JEFFERIES GROUP, INC.
520 Madison Avenue
New York, New York 10022

April 7, 2010
PROXY STATEMENT

The Board of Directors of Jefferies Group, Inc. requests that each shareholder provide a proxy for use at our Annual Meeting of Shareholders. The meeting will be held at our principal executive offices at 520 Madison Avenue, New York, New York, 10022, on Monday, May 17, 2010, at 9:30 a.m., local time. You are entitled to receive notice of the meeting and to vote at the meeting if you were a shareholder of record at the close of business on March 19, 2010. We are first mailing this Notice of Annual Meeting, Proxy Statement and proxy card to shareholders on or about April 7, 2010.

Eligible shareholders may vote by telephone, on the Internet, by mail or by attending the meeting and voting by ballot as described below. If you vote by telephone or on the Internet, you do not need to return a proxy card. Telephone and Internet voting facilities will be available 24 hours a day, and will close at 11:59 p.m. on May 16, 2008, the night before the meeting. To vote by telephone, please call 1-800-PROXIES (1-800-776-9437). To vote on the Internet, go to www.voteproxy.com and follow the on-screen instructions. To vote by mail, simply mark the enclosed proxy, date and sign it, and return it to American Stock Transfer & Trust Company in the postage-paid envelope provided. If the envelope is missing, please mail the completed proxy card to us at:

Jefferies Group, Inc.
c/o American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219-9821

We will use any votes received by telephone, internet or mail at the annual meeting and any adjournment of the meeting if an adjournment is necessary. If you change your mind after voting by telephone or on the Internet, simply call the number again or return to the website again to change your vote. You may also revoke your vote, whether by telephone, internet or by mail, by (i) delivering a written notice of revocation to our Secretary on or before the closing of the polls at the meeting, (ii) delivering a new proxy card with a later date to our Secretary on or before the closing of the polls at the meeting or (iii) attending the meeting and voting in person.

If you indicate how you would like your shares voted by returning a proxy card, voting by telephone or voting on the Internet, we will vote your shares at the meeting in accordance with your directions. If you do not indicate how you want your shares voted, but return a proxy card, your shares will be voted FOR the election of the eight nominees for Director whose names are listed in this Proxy Statement, FOR ratification of the selection of our independent registered public accounting firm, and if any other matters are properly raised at the meeting, your shares will be voted as directed by Richard Handler, our Chief Executive Officer, or Brian P. Friedman, the Chairman of our Executive Committee.

Each person we list in this Proxy Statement as a nominee for Director has agreed to serve if elected. Although we expect that all the nominees will be able to serve if elected, if a nominee becomes unable to serve between now and the meeting date, we will vote any shares for which we have received proxies in favor of a substitute nominee recommended by our Board of Directors.

We are paying for all costs associated with soliciting proxies from our shareholders. Although there are no formal agreements to do so, we will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxy materials and annual reports to our shareholders. In addition to solicitation by mail, our directors and officers may solicit proxies in person, by telephone, or by fax, but they will not receive special compensation for such solicitation.

On March 19, 2010, the record date for determining which shareholders are entitled to vote at the annual meeting, there were 171,842,231 shares of our Common Stock outstanding. We do not have cumulative voting, and there are no appraisal or dissenters rights associated with the matters we have scheduled for a vote at the meeting.

Each share you hold on the record date will give you the right to one vote for each Director to be elected and one vote on each separate matter of business properly brought before the meeting.

The eight directors who receive the most votes from the shares properly voting at the meeting will be elected, even if one or more directors does not receive a majority of the votes cast. Withholding a vote for a particular director will not count as a vote against that director, since there is no minimum number of votes necessary to elect a director. However, in accordance with our Board of Directors Corporate Governance Guidelines, any nominee for director who receives a greater number of votes “withheld” from his election than votes “for” his election is required to promptly tender his resignation to the Chairman of the Board. The Corporate Governance and Nominating Committee will promptly consider the resignation and recommend to the Board whether to accept the tendered resignation or reject it in accordance with the Corporate Governance Guidelines. In considering whether to accept or reject the tendered resignation, the Corporate Governance and Nominating Committee will consider all factors deemed relevant by the members of the committee, including any stated reasons why shareholders withheld votes, the length of service and qualifications of the Director whose resignation has been tendered, the Director’s contributions to the Company, and our Corporate Governance Guidelines. The Board will act on the Corporate Governance and Nominating Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting where the election occurred. In considering the committee’s recommendation, the Board will consider the factors considered by the committee, and such additional information and factors the Board believes to be relevant. Following the Board’s decision on the resignation, we will promptly disclose the Board’s decision and a description of the process we undertook. If the Board rejects the tendered resignation, we will also disclose the reasons for the rejection. If the Board accepts the resignation, the Corporate Governance and Nominating Committee will recommend whether to fill the vacancy or reduce the size of the Board. Any Director who tenders his or her resignation as described above will not participate in the committee or board consideration of his or her tendered resignation.

If your shares are held in your broker’s name and you do not give your broker timely voting instructions on certain matters, the broker cannot vote your shares. Such a broker “non-vote” will have no effect on the election of directors or any other item properly raised at the meeting.

We have retained our transfer agent, American Stock Transfer & Trust Company, as independent inspector of election to receive and tabulate the votes. Our transfer agent will also certify the results and perform any other acts required by the Delaware General Corporation Law.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth certain information regarding beneficial ownership of our common stock by

•	each person we know of who beneficially owns more than 5% of our common stock,

•	each of our directors,

•	each executive officer named in the Summary Compensation Table and

•	all directors and executive officers as a group.

The information set forth below is as of February 1, 2010, unless otherwise indicated. Information regarding shareholders other than directors and executive officers is based upon information contained in documents filed with the Securities and Exchange Commission (“SEC”). The number of shares beneficially owned by each shareholder and the percentage of the outstanding common stock those shares represent include shares that may be acquired by that shareholder within 60 days through the exercise of any option or right, but do not take into consideration the potential application of Section 409A of the Internal Revenue Code (the “Code”) which in some cases could result in a delay of the distribution beyond 60 days. Unless otherwise indicated, the mailing address of the parties listed below is our principal business address and the parties have sole voting power and sole dispositive power over their shares.

	Shares of Common
	Stock Beneficially		Percentage of Common
Name and Address of Beneficial Owner	Owned		Stock Beneficially Owned

Leucadia National Corporation	48,585,385	(1)	28.3%
315 Park Avenue South New York, New York 10010
Richard B. Handler	11,512,144	(2)	6.4%
Marsico Capital Management, LLC	8,621,826	(3)	5.0%
1200 17th Street, Suite 1600 Denver, Colorado 80202
Brian P. Friedman	3,232,100	(4)	1.9%
Richard G. Dooley	268,062	(5)	*
Peregrine C. Broadbent	190,128	(6)	*
Lloyd H. Feller	119,587	(7)	*
W. Patrick Campbell	65,463	(8)	*
Charles Hendrickson	30,648	(9)	*
Robert Joyal	20,598	(10)	*
Joseph S. Steinberg	10,511	(11)	*
Ian M. Cumming	5,479	(12)	*
Michael T. O’Kane	0	(13)	*
All directors and executive officers as a group	15,454,720	(14)	8.6%

*	The percentage of shares beneficially owned does not exceed one percent of the class.

(1)	The indicated interest was reported on a Form 4 filed with the SEC by Leucadia National Corporation (“Leucadia”) on May 27, 2008, reporting interests held by Baldwin Enterprises, Inc. (“Baldwin”) as of May 27, 2008. In accordance with Amendment No. 2 to Schedule 13D filed with the SEC by Leucadia on May 20, 2008, reporting interests held as of May 20, 2008, the position is directly owned by Baldwin and indirectly owned by Phlcorp, Inc. (“Phlcorp”) and Leucadia. Baldwin is a wholly-owned subsidiary of Phlcorp and Phlcorp is a wholly-owned subsidiary of Leucadia. Leucadia, Baldwin and Phlcorp reported shared voting and dispositive power over the shares.

(2)	Assuming Mr. Handler’s continued employment with us through the expiration of all applicable vesting and deferral periods, Mr. Handler would beneficially own 13,763,313 shares (representing 8.0% of the currently outstanding class). The table above includes 7,446,802 vested restricted stock units (“RSUs”) which

Mr. Handler has a right to acquire within 60 days from February 1, 2010; 112,772 shares held under the Jefferies Group, Inc. Employee Stock Ownership Plan (the “ESOP”) as to which Mr. Hander has sole voting power and no dispositive power; 506,936 RSUs resulting from dividend reinvestments which Mr. Handler has a right to acquire within 60 days from February 1, 2010; 3,109,664 shares which Mr. Handler has shared voting and dispositive power with his wife through a family trust; 11 shares held by the Trustee of our profit sharing plan (the “PSP”); and 40 shares held in an account for the benefit of Mr. Handler’s immediate family. Participants in the PSP have sole voting power and limited dispositive power over shares allocated to their PSP accounts. Under the ESOP, shares are allocated to accounts in the name of the individuals who participate in the ESOP. The voting rights for shares in each individual participant’s account are passed through to that participant. Because participants can vote shares in their ESOP accounts, but cannot sell them, participants in the ESOP have sole voting power and no dispositive power over shares allocated to their accounts. The table above excludes 1,987,427 RSUs which do not represent a right to acquire shares within 60 days from February 1, 2010; 200 shares of vested and deferred stock held by the trustee of our Employee Stock Purchase Plan (the “ESPP”) as to which Mr. Handler has neither voting nor dispositive power; and 263,542 share denominated deferrals under the DCP.

(3)	The indicated interest was reported on a Schedule 13G filed with the SEC by Marsico Capital Management, LLC on February 11, 2010. In its Schedule 13G, Marsico reported that as of December 31, 2009, it had sole voting power over 8,456,945 shares and sole dispositive power over 8,621,826 shares.

(4)	Assuming Mr. Friedman’s continued employment with us through the expiration of all applicable vesting and deferral periods, Mr. Friedman would beneficially own 5,063,233 shares (representing 2.94% of the currently outstanding class). The table above includes 794,803 vested RSUs which Mr. Friedman has a right to acquire within 60 days from February 1, 2010; 52,359 RSUs resulting from dividend reinvestments which Mr. Friedman has a right to acquire within 60 days from February 1, 2010; 1,254 shares held under the ESOP; and 11,215 shares held by the trustee of the PSP. The table above excludes 1,809,297 unvested RSUs which do not represent a right to acquire shares within 60 days from February 1, 2010; and 21,835 share denominated deferrals under the DCP.

(5)	Assuming the expiration of all applicable deferral periods, Mr. Dooley would beneficially own 429,104 shares (representing less than 1% of the currently outstanding class). The table above excludes 161,042 stock units held under our Director Stock Compensation Plan (the “DSCP”), which do not represent a right to acquire shares within 60 days after February 1, 2010. Directors holding shares under the DSCP have voting but no dispositive power over those shares.

(6)	Assuming the expiration or termination of all applicable vesting and deferral periods, Mr. Broadbent would beneficially own 349,809 shares (representing less than 1% of the currently outstanding class). The table above includes 106,454 vested RSUs which Mr. Broadbent has a right to acquire within 60 days from February 1, 2010; 4,013 RSUs resulting from dividend reinvestments which Mr. Broadbent has a right to acquire within 60 days from February 1, 2010; 11 shares held by the trustee of the PSP; and 3 shares held under the ESOP. The table above excludes 159,681 unvested RSUs which do not represent a right to acquire shares within 60 days from February 1, 2010.

(7)	Assuming Mr. Feller’s continued employment with us through the expiration of all applicable vesting and deferral periods, Mr. Feller would beneficially own 158,192 shares (representing less than 1% of the currently outstanding class). The table above includes 1,113 vested RSUs arising from dividend reinvestments which Mr. Feller has a right to acquire within 60 days after February 1, 2010; 11 shares held by the trustee of the PSP; and 593 shares held under the ESOP. The table above excludes 14,617 vested RSUs which Mr. Feller does not have a right to acquire within 60 days from February 1, 2010; 7,309 unvested RSUs which do not represent a right to acquire within 60 days from February 1, 2010; and 16,679 share denominated deferrals under the DCP which do not represent a right to acquire within 60 days from February 1, 2010.

(8)	Assuming the expiration or termination of all applicable deferral periods, Mr. Campbell would beneficially own 100,177 shares (representing less than 1% of the currently outstanding class). The table above includes 9,428 shares subject to immediately exercisable options and 34,714 shares of restricted stock under the DSCP.

(9)	Assuming the expiration or termination of all applicable vesting and deferral periods, Mr. Hendrickson would beneficially own 44,732 shares (representing less than 1% of the currently outstanding class). The table above includes 15,193 shares which Mr. Hendrickson has a right to acquire within 60 days from February 1, 2010; 1,108 shares resulting from dividend reinvestments on RSUs which represent a right to acquire within 60 days from February 1, 2010; and 4,564 shares held by the trustee of the PSP. The table above excludes 14,084 unvested RSUs which do not represent a right to acquire within 60 days from February 1, 2010.

(10)	Assuming the expiration or termination of all applicable deferral periods, Mr. Joyal would beneficially own 38,055 shares (representing less than 1% of the currently outstanding class). The table above excludes 17,457 deferred shares under the DSCP which do not represent a right to acquire shares within 60 days from February 1, 2010.

(11)	Excludes shares held by Leucadia as to which Mr. Steinberg disclaims beneficial ownership.

(12)	Includes 5,032 shares held under the DSCP which do not represent a right to acquire shares within 60 days from February 1, 2010. Excludes shares held by Leucadia as to which Mr. Cumming disclaims beneficial ownership.

(13)	Assuming the expiration or termination of all applicable deferral periods, Mr. O’Kane would beneficially own 18,095 shares (representing less than 1% of the currently outstanding class). The table above excludes all 18,095 shares which reflect deferred shares under the DSCP and do not represent a right to acquire shares within 60 days from February 1, 2010.

(14)	Includes 9,428 shares subject to immediately exercisable options; 8,377,869 vested RSUs which employees have a right to acquire within 60 days from February 1, 2010; 565,529 shares representing dividend reinvestments on RSUs which may be acquired within 60 days from February 1, 2010; 1,481,170 shares of restricted stock as to which employees have sole voting and no dispositive power; 114,631 shares held under the ESOP; and 15,811 shares under the PSP for the listed directors and executive officers as a group. Assuming the expiration of all applicable vesting and deferral periods, the directors and named executive officers as a group would beneficially own 19,985,731 shares (representing 11.6% of the currently outstanding class).

Election Of Directors

Under our By-Laws, the Board of Directors may determine its own size so long as it remains not less than five nor more than seventeen directors. Our Board currently consists of eight members, and has proposed the election of eight directors at this year’s Annual Meeting. The directors elected at this Annual Meeting will serve a term that lasts until the directors elected at next year’s Annual Meeting of Shareholders assume their duties.

Information Concerning Nominees For Director And Executive Officers

Each of the biographies of the nominees for election as directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the past five years, and the experience, qualifications, attributes and skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that the person should be nominated as a director of the Company for re-election at the Company’s 2010 Annual Meeting of Shareholders.

Nominees

The following information relates to the nominees for election as directors:

Richard B. Handler, age 48, a nominee, has been our Chairman since February 2002, and our Chief Executive Officer since January 2001. Mr. Handler has also served as Chief Executive Officer of Jefferies & Company, Inc., our principal operating subsidiary (“Jefferies”), since January 2001, as President of Jefferies since May 2006, and as Co-President and Co-Chief Operating Officer of both companies during 2000. Mr. Handler was first elected to our Board in May 1998. He was Managing Director of High Yield Capital Markets at Jefferies from May 1993 until February 2000, after co-founding that group as an Executive Vice President in April 1990. Mr. Handler was President and Chief Executive Officer of the Jefferies Partners Opportunity family of funds and is Chief Executive Officer of Jefferies High Yield Trading, LLC and Jefferies High Yield Holdings, LLC. He is also Chairman and Chief Executive Officer of the Handler Family Foundation, a non-profit foundation working primarily with underprivileged children. Mr. Handler received an MBA from Stanford University in 1987, where he serves on the Business School Advisory Board. He received his BA in Economics from the University of Rochester in 1983 where he also serves on the Board of Trustees and is Chairman of the University’s Finance Committee. For the 20 year period Mr. Handler has worked at Jefferies, our shares compounded annually at 20.4%. Since Mr. Handler joined Jefferies in 1990, he has always taken a significant portion of his compensation in equity form. For the 10 year period since he became CEO, over 70% of Mr. Handler’s compensation has consisted of non-cash equity related securities vesting over three to five years. Aside from charitable donations, Mr. Handler has never sold any of his Jefferies shares. We view Mr. Handler’s broad experience in the securities industry, long history with Jefferies, years of demonstrated leadership in both favorable and difficult markets and commitment to the Company, including his significant stock ownership, as key attributes and skills that make him uniquely suited to continue to serve as a director, our Chief Executive Officer, and Chairman of our Board.

Brian P. Friedman, age 54, a nominee, has been one of our directors and an executive officer since July 2005, and has been Chairman of the Executive Committee of Jefferies since 2002. Since 1997, Mr. Friedman has also been President of Jefferies Capital Partners (formerly known as FS Private Investments). Mr. Friedman splits his time between his role with us and his position with Jefferies Capital Partners. Mr. Friedman was previously employed by Furman Selz LLC and its successors, including serving as Head of Investment Banking and a member of its Management and Operating Committees. Prior to his 17 years with Furman Selz and its successors, Mr. Friedman was an attorney with the New York City law firm of Wachtell Lipton Rosen & Katz. As a result of his management of various private equity funds and the significant equity positions those funds hold in their portfolio companies, Mr. Friedman serves on several boards of directors of private portfolio companies, and has served on the Board of the general partner of K-Sea Transportation L.P. since 2004 and of Carrols Restaurant Group, Inc. since June 2009. Since Mr. Friedman became associated with Jefferies in May 2001, initially as an advisor and since 2005 as an executive officer, he has been instrumental in helping us establish and implement a focused and consistent strategy that has guided our growth and development, including business unit buildouts and acquisitions. Over 90% of Mr. Friedman’s compensation from Jefferies has consisted of non-cash equity related securities vesting over three to five years. Additionally. Mr. Friedman’s experience analyzing, selecting and managing private equity investments as well as his prior experience in building and managing another Wall Street firm, have provided him skills, knowledge and insights valuable to Jefferies’ growth and management. In light of his management experience and track record both at the company and previously, Mr. Friedman has been a significant addition to the Board and we believe he should continue to serve as a director.

W. Patrick Campbell, age 64, a nominee, has been one of our directors since January 2000. Mr. Campbell was Chairman and Chief Executive Officer of Magex Limited from August 2000 through April 2002 and is currently an independent consultant in the media and telecom field. From 1994 until October 1999, Mr. Campbell was Executive Vice President of Corporate Strategy and Business Development at Ameritech Corp. where he was a member of the Management Committee and directed all corporate strategy and merger and acquisition activity. From 1989 to 1994, Mr. Campbell served as President and Chief Executive Officer of Columbia TriStar Home Video, a Sony Pictures Entertainment Company, and has previously been President of RCA/Columbia Pictures International Video. Mr. Campbell has also been a director of Black & Veatch since November 1999. Mr. Campbell is Chairman of our Audit Committee, and a member of our Compensation

Committee and Corporate Governance and Nominating Committee. Mr. Campbell brings the Board the perspective of an experienced business leader from outside the financial services industry. His merger and acquisition experience provides familiarity with a key component of our investment banking and capital market business and his understanding of the media and telecom field provides him insight in a key industry where we have a significant research presence. Mr. Campbell’s mix of strategic planning experience and understanding of our business lines has made him a valuable contributor to the Board and supports our conclusion that he should continue to serve as a director.

Ian M. Cumming, age 69, a nominee, has been one of our directors since April 2008 and a director of Jefferies High Yield Holdings, LLC since April 2007. Mr. Cumming has served as a director and Chairman of the Board of Leucadia since June 1978. Leucadia is a diversified holding company engaged in a variety of businesses, including manufacturing, telecommunications, property management and services, gaming entertainment, real estate activities, medical product development and winery operations. Mr. Cumming was also Chairman of the Board of The FINOVA Group Inc, a middle market lender. Mr. Cumming is a director of Skywest, Inc., a Utah-based regional air carrier, HomeFed Corporation (“HomeFed”), a publicly held real estate development company, and AmeriCredit Corp., an auto finance company. Mr. Cumming is an alternate director of Fortescue Metals Group Ltd (“Fortescue”), an Australian public company that is engaged in the mining of iron ore. Mr. Cumming is also a member of our Compensation Committee and Corporate Governance and Nominating Committee. Mr. Cumming’s experience in finance and investments give him a skill set he brings to the Board and his history of working with us as a client and now key investor bring a new perspective to Board discussions. Mr. Cumming occupies one of two board seats committed to Leucadia as a result of its strategic investment in the company in April 2008 and has been nominated by Leucadia to continue as a director.

Richard G. Dooley, age 80, a nominee, has been one of our directors since November 1993. From 1978 until his retirement in June 1993, Mr. Dooley was Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company (“Mass Mutual”). Mr. Dooley was a consultant to Mass Mutual from 1993 to 2003. Mr. Dooley has been a director of Kimco Realty Corporation since 1990 and is a member of its Compensation Committee. Mr. Dooley is Chairman of our Compensation Committee and a member of our Audit Committee and Corporate Governance and Nominating Committee. Mr. Dooley is also a Chartered Financial Analyst and his experience as an investment professional, and with Jefferies in particular, has given him an understanding of our long term strategic goals and objectives and how we have progressed over time. His service on a number of other boards has helped him gain insights he applies to his service on our board, and his ability to recognize and react to market changes and trends have made him an important contributor to the Board and its leadership. The board specifically considered that Mr. Dooley was 80 years old and concluded that his physical and mental strengths remained unaffected by age. We believe these traits qualify him to continue to serve as a director.

Robert E. Joyal, age 65, a nominee, has been one of our directors since January 2006. Previously, Mr. Joyal was the President of Babson Capital Management LLC, an investment management firm, a position that he held from 2001 until his retirement in June 2003. Mr. Joyal served as Managing Director of Babson from 2000 to 2001. He also served as Executive Director (1997-1999) and Vice President and Managing Director (1987-1997) of the Massachusetts Mutual Life Insurance Company and a director of York Enhanced Strategy Fund (2005-06). Mr. Joyal is a trustee of various Investment Companies sponsored by the Massachusetts Mutual Financial Group and various private equity and mezzanine funds sponsored by First Israel Mezzanine Investors. Mr. Joyal is also a director of Alabama Aircraft Industries, Inc., since 2003, of Kimco Insurance Company since 2007, of Scottish Reinsurance Group, Ltd. Mr. Joyal is Chairman of our Corporate Governance and Nominating Committee, and a member of our Audit Committee and Compensation Committee. Mr. Joyal brings the Board skills derived from his time at Massachusetts Mutual and his involvement in the management of the many investments of the entities mentioned above. As a Chartered Financial Analyst, and executive with 36 years of cumulative experience in financial management, Mr. Joyal is able to offer his evaluation of the financial return on investments and opinion of long term strategic goals from an outside perspective. We believe he continues to be an asset to the Board and recommend that he continue to serve as a director.

Michael T. O’Kane, age 64, a nominee, has been one of our directors since May 2006. From 1986 through 2004, Mr. O’Kane served in various capacities for TIAA-CREF, first as a Managing Director — Private

Placements from 1986 through 1990, then as Managing Director — Structured Finance from 1990 through 1996 and finally as Senior Managing Director — Securities Division from 1986 through 2004, when he was responsible for approximately $120 billion of fixed income and $3.5 billion of private equity assets under management. Since August 2005, Mr. O’Kane has also served on the Board of Directors and on the Audit, Finance and Risk Oversight Committee of Assured Guaranty, Ltd. In addition, Mr. O’Kane served on the Board of Trustees of Scholarship America, a non profit company engaged in providing scholarships for young students to attend college, from 2001 through 2006. Mr. O’Kane is a member of our Corporate Governance and Nominating Committee, Audit Committee and Compensation Committee. Mr. O’Kane’s experience in two of our key industries, fixed income investments and asset management, required that he conduct financial analysis in many companies. This experience, together with his experience as the Chief Financial Officer of another public company, Motor Coils Manufacturing Company, during 1984 and 1985, provide him with an understanding of key issues and a unique perspective. We believe he continues to be an asset to the Board and recommend that he continue to serve as a director.

Joseph S. Steinberg, age 65, a nominee, has been one of our directors since April 2008 and a director of Jefferies High Yield Holdings, LLC since April 2007. Mr. Steinberg has served as a director of Leucadia since December 1978 and as its President since January 1979. In addition, Mr. Steinberg is Chairman of the Board of HomeFed, was a director of FINOVA, and is an alternate director of Fortescue. Mr. Steinberg is a member of our Compensation Committee and Corporate Governance and Nominating Committee. Like Mr. Cumming, Mr. Steinberg has had experience in finance and investments and brings the perspective of both a client, business partner and now significant strategic investor. Mr. Steinberg occupies the second of two board seats committed to Leucadia as a result of its strategic investment in the company in April 2008 and has been nominated by Leucadia to continue to serve as a director.

Other Executive Officers

Our Executive Officers are appointed by the Board of Directors and serve at the discretion of the Board. Other than Messrs. Handler and Friedman, for whom information is provided above, the following sets forth information as to the Executive Officers:

Peregrine C. Broadbent, age 46, has been our and Jefferies’ Executive Vice President and Chief Financial Officer since November 2007. Prior to joining us, Mr. Broadbent was employed by Morgan Stanley for 16 years, including serving as Managing Director, Head of Institutional Controllers (Fixed Income, Equity and Investment Banking) of Morgan Stanley from November 2003 through November 2007, and was Morgan Stanley’s Managing Director, Head of Fixed Income Infrastructure (Operations and Controllers) from March 2002 through November 2003. Mr. Broadbent is a Chartered Accountant in the United Kingdom.

Charles J. Hendrickson, age 59, has been our Treasurer and the Treasurer and a Managing Director of Jefferies since July 2006. Mr. Hendrickson was Managing Director and Treasurer of Donaldson, Lufkin & Jenrette, Inc. from March 1984 to September 2000, when it was acquired by Credit Suisse, and provided continuing services to Credit Suisse through the transition until February 2001. Mr. Hendrickson has served as a director of ImaginAsian Entertainment, Inc. since 2004 and served as its interim Chief Financial Officer from 2005 to 2006 when he joined Jefferies. From 2001 through 2005 Mr. Hendrickson also served on the Board of Youth Directions and Alternatives, a New York based charitable organization, and served as its Treasurer from 2003 through 2005. Mr. Hendrickson served as Treasurer of Clarendon Ltd. from 1983 to 1984 and from 1973 through 1983 Mr. Hendrickson held various positions in credit and marketing at Chase Manhattan Bank finally serving as Vice President and Division Executive of the Financial Analysis Division of its Workout Group.

Lloyd H. Feller, age 67, has been our, and Jefferies’, Executive Vice President, General Counsel and Secretary since December 2002. Mr. Feller was a Senior Vice President, Secretary and General Counsel of SoundView Technology Group, Inc. from 1999 to December 2002. Prior to joining SoundView’s predecessor, Wit Capital Group Inc., in 1999, Mr. Feller was a partner at Morgan Lewis & Bockius LLP, where he was the leader of that firm’s securities regulation practice group. Before joining Morgan Lewis in 1979, Mr. Feller worked at the SEC as the Associate Director of the Division of Market Regulation, a position in which he was in charge of the Office of Market Structure and Trading Practices.

Equity Compensation Plan Information

The following table provides information regarding our compensation plans (other than our tax qualified ESOP and 401(k) Plan), under which our equity securities were authorized for issuance as of December 31, 2009.

	Number of Securities		Weighted-Average		Number of Securities
	to be Issued upon		Exercise Price of		Remaining Available for
	Exercise of		Outstanding		Future Issuance Under
	Outstanding Options,		Options, Warrants		Equity Compensation Plans
	Warrants and Rights		and Rights		(Excluding Column (a))
Plan Category	(a)		(b)		(c)

Equity compensation plans approved by security holders	12,627,356	(1)	$.01	(2)	49,849,383	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	12,627,356		$.01		49,849,383

(1)	Includes 1,198,080 RSUs which were granted in 2009; 7,933,147 shares of restricted stock granted in 2009; 47,484 options under our Director’s Stock Compensation Plan; and 3,448,645 share equivalents under our deferred compensation plans.

(2)	The weighted average exercise price of outstanding options, warrants and rights is calculated including RSUs and similar rights which have an exercise price of zero. If the weighted average exercise price was calculated including only those awards that have a specified exercise price, which in our case is only options, the weighted average exercise price for plans approved by security holders would be $7.65.

(3)	Of the shares remaining available for future issuance under the 2003 Plan, as of December 31, 2009, the numbers of shares that may be issued as restricted stock, RSUs or deferred stock were as follows: 40,560,039 shares under the 2003 Plan for general use; and 6,893,211 shares under the 2003 Plan designated for use under the DCP. These plans also authorize the grant of options and other types of equity awards. The number of shares available for future grants under the 2003 Plan changes pursuant to a formula set forth in the plan. The formula establishes that the number of shares available for grant under the plan shall be equal to 30% of the total number of shares outstanding immediately prior to the grant, less shares subject to outstanding awards under the 2003 Plan and the 1999 Incentive Compensation Plan. For this purpose, an option is “outstanding” until it is exercised and any other award is “outstanding” in the calendar year in which it is granted and for so long thereafter as it remains subject to any vesting condition requiring continued employment. A maximum of 16,000,000 shares are reserved for restricted stock units and options under the DCP. Restricted stock equivalent units will be credited with dividend equivalents on the last day of each quarter, which will be converted into additional stock units in accordance with the terms of the DCP. The number of shares remaining available under the 2003 Plan, and outstanding restricted stock units, options, and other share based awards, and the terms thereof, are subject to equitable adjustment by the Compensation Committee in the event of certain extraordinary corporate events.

Corporate Governance

The Board of Directors is responsible for supervision of our business. During 2009, the Board held 7 meetings. To assist it in carrying out its duties, the Board has three committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each incumbent member of the Board of Directors other than Mr. Cumming attended at least 80% of the 2009 meetings of the Board of Directors and its committees that he was required to attend, and Mr. Cumming attended 61%. Though we do not have a policy regarding attendance by directors at the Annual Meeting of Shareholders, three of the eight directors attended the Annual Meeting of Shareholders in 2009.

Director Independence

The Board has adopted Corporate Governance Guidelines that contain categorical standards for the determination of director independence, which are available to the public through the Jefferies website at www.jefferies.com. The

Board has determined that directors who comply with the standards in the Corporate Governance Guidelines have no material relationship with us as required by New York Stock Exchange Rules. The Board has noted relationships by and among its Board members and nominees that may give rise to conflicts, in particular, the board has noted that

•	Mr. Campbell also serves on the Compensation Committee of Black & Veatch,

•	Mr. Dooley also serves on the Compensation Committee of Kimco Realty Corp.

•	Mr. Dooley was an associate of Mr. Joyal prior to Mr. Dooley’s retirement from Mass Mutual

•	Mr. Cumming and Mr. Steinberg, each serves in various capacities at Leucadia and its affiliates,

•	Mr. Steinberg also serves on the Compensation Committee of HomeFed Corp.

•	Mr. Joyal also serves on the board of First Israel Opportunity Funds, which deliberates on the funds executive compensation issues

•	Mr. Cumming and Mr. Steinberg have had prior social and business relationships between and various members of our management, including Mr. Handler.

The Board has determined that these facts do not impair the independence of these directors or lessen their qualifications to serve on the Board, or on any committees.

Audit Committee and Financial Expert Determination

The current Audit Committee members are W. Patrick Campbell, Chairman, Richard G. Dooley, Robert E. Joyal and Michael T. O’Kane. The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of our financial statements, (2) our independent registered public accounting firm’s qualifications and independence, (3) the performance of our internal audit function and independent registered public accounting firm, and (4) our compliance with legal and regulatory requirements. The Audit Committee has adopted a written charter which is available on our website as described below. During 2009, there were 9 meetings of the Audit Committee. We anticipate the Audit Committee to consist of W. Patrick Campbell, Chairman, Richard G. Dooley, Robert E. Joyal and Michael T. O’Kane after the annual meeting. The Board has determined that the members of its audit committee, Messrs. Campbell, Dooley, Joyal and O’Kane, each meet the independence standards as set forth in the Corporate Governance Guidelines and is a “Financial Expert” as defined by applicable New York Stock Exchange and SEC rules.

Compensation Committee

The current Compensation Committee members are Richard G. Dooley, Chairman, W. Patrick Campbell, Ian M. Cumming, Robert E. Joyal, Michael T. O’Kane and Joseph S. Steinberg. The Compensation Committee is appointed by the Board to (1) advise senior management on the administration of our compensation programs, (2) review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation, (3) make recommendations to the board with respect to non-CEO executive officer compensation, and incentive-compensation and equity-based plans that are subject to board approval; and (4) produce a compensation committee report on executive compensation required by the rules and regulations of the SEC. The Compensation Committee has the sole authority to select, retain and terminate a compensation consultant and to approve the consultant’s fees and other retention terms. The Compensation Committee has adopted a written charter which is available on our website as described below. During 2009, there were 9 meetings of the Compensation Committee. We anticipate the Compensation Committee will consist of Richard G. Dooley, Chairman, W. Patrick Campbell, Ian M. Cumming, Robert E. Joyal, Michael T. O’Kane and Joseph S. Steinberg after the annual meeting.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee during 2009 were our current or former employees or officers. The Compensation Committee members other than Messrs. Cumming and Steinberg were not involved in transactions with us which would require disclosure as related party transactions. Messrs. Cumming and Steinberg were not involved in transactions which would required disclosure other than the transactions by and involving Leucadia National Corporation which are described in detail under the heading “Transactions With Related Persons — Leucadia National Corporation”.

Use of Compensation Consultant

The Committee retained the services of Mercer as its compensation consultant in 2009. Mercer was engaged directly by the Compensation Committee to provide advice and counsel to the Committee generally, and specifically, to:

•	provide the Committee with an executive compensation assessment for the CEO and Chairman of the Executive Committee,

•	outline potential bonus approaches for 2009,

•	develop recommended short and long-term incentive program approaches and levels for 2010, and

•	support our disclosure efforts.

Mercer assisted the Committee in proposing its new peer group, provided benchmarking for the compensation arrangements of the CEO and Chairman of the Executive Committee against the peer group, outlined potential 2009 bonus and long term compensation approaches for the CEO and Chairman of the Executive Committee, and developed preliminary 2010-12 compensation recommendations for review by the Committee. In 2010, we paid Mercer $78,450 for its services related to 2009 and 2010-12 executive compensation, and $23,358 to affiliates of Mercer for providing background investigative services. Affiliates of Mercer also received $740,200 in commissions as a result of commercial insurance policies we purchased through those affiliates. The decisions to use Mercer affiliates for these other services are made in the ordinary course of our business and are generally recommended by our business department heads with the approval of management. We view these decisions as unrelated to our discussion of executive compensation and we do not require the Compensation Committee or the Board to review each use of an affiliate of Mercer.

Compensation Committee Subcommittee

In order to ensure that the directors making compensation decisions qualify as “outside directors” under Section 162(m) of the Internal Revenue Code and non-employee directors for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, the Compensation Committee formed a subcommittee for consideration of executive officer compensation comprised of Messrs. Dooley, Campbell, Joyal and O’Kane, the outside directors not including the Leucadia directors. On December 30, 2009, the subcommittee approved the equity grants to Mr. Broadbent and Mr. Hendrickson and the adjustment of Mr. Friedman’s salary ratio as described in further detail under the heading Elements of Compensation: Base Salary below.

Corporate Governance and Nominating Committee

The current Corporate Governance and Nominating Committee members are Robert E. Joyal, Chairman, W. Patrick Campbell, Ian M. Cumming, Richard G. Dooley, Michael T. O’Kane and Joseph S. Steinberg. The Corporate Governance and Nominating Committee (1) identifies individuals to the Board who are qualified to become board members consistent with criteria approved by the board, (2) recommends individuals to the Board for nomination as members of the Board and its committees, (3) develops and recommends to the Board a set of corporate governance principles applicable to the corporation, and (4) oversees the evaluation of the board and management. In nominating candidates, the Committee takes into consideration such factors as it deems appropriate, which may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The committee seeks members with diverse backgrounds, with an understanding of the Company’s business, and with a reputation for integrity, but does not have a specific policy with regard to the consideration of diversity in evaluating candidates. In addition to candidates proposed by management, the Committee may consider candidates proposed by shareholders, but is not required to do so. If the committee considers any candidates proposed by shareholders it would consider the same factors in making its recommendation as it uses when evaluating candidates proposed by management or the Board. To suggest a nominee, address your correspondence to Lloyd H. Feller, our corporate Secretary, at our address listed at the top of the front page of this Proxy Statement. The Corporate Governance and Nominating Committee has adopted a written charter which is available on our website as described below. During 2009, there were 2 meetings of the Corporate Governance and Nominating Committee. We anticipate the Corporate Governance and Nominating Committee will consist of Robert E. Joyal, Chairman, W. Patrick Campbell, Ian M. Cumming, Richard G. Dooley, Michael T. O’Kane and Joseph S. Steinberg.

Board Organization, Leadership and Accessibility

The non-employee directors of the Board of Directors meet in executive session at each meeting of the Board of Directors. These executive sessions are led by the non-employee members of the board on a rotating basis. The non-employee directors have the authority to retain outside consultants and to schedule additional meetings. Mr. Handler continues to serve as both Chairman of the Board and Chief Executive Officer and we do not have a lead independent director. The Board believes a lead independent director is not desirable for 3 reasons: (1) the Board’s size makes interaction among all Directors relatively easy; (2) the existence of a lead independent director may cut off or reduce access of other directors to the CEO and management and result in a less informed and less effective Board; and (3) the Board has a procedure for determining who shall lead non-employee executive sessions of the Board.

Important documents related to our corporate governance are posted on our website at http://www.jefferies.com/ and may be viewed by following the “Shareholders” link near the lower middle of the screen and then the “Corporate Governance” link in the menu that follows. Documents posted include our Code of Ethics, Corporate Governance Guidelines and the Charters for each of the board committees mentioned above, which may be accessed directly at http://www.jefferies.com/charters/. We will also provide you with any of these documents in print upon request without charge. You may direct your request to Investor Relations, Jefferies & Company, Inc., 520 Madison Avenue, New York, NY 10022, or by calling 203-708-5975 or sending an email to info@jefferies.com.

We have established a process by which shareholders and other interested parties can contact our Board of Directors, the non-management directors as a group, or a committee of the Board of Directors. To contact our Board, you can send an email to Lloyd H. Feller, our Corporate Secretary, at lfeller@jefferies.com, or write to: Lloyd H. Feller, Executive Vice President and General Counsel, Jefferies Group, Inc., 520 Madison Avenue, New York, NY, 10022. To contact our non-management directors as a group, a committee of the Board of Directors directly, or the chairman of the next executive session of the non-management directors, write to the party you wish to contact, c/o the General Counsel’s Office, Attention: Corporate Secretary, Jefferies Group, Inc. 520 Madison Avenue, New York, NY, 10022.

Compensation Discussion and Analysis

This section provides a narrative discussion of our objectives when compensating the named executive officers, and the policies we have implemented to achieve those objectives. It also outlines what the compensation program is designed to reward, each element of compensation, why we chose to pay each element, how we determined the amount we would pay, and how each compensation element fits into our overall compensation objectives. Although we include examples in this discussion to illustrate how our policies have been implemented, you should also refer to the tables following this discussion for specific disclosures about the compensation of each named executive officer. The specific disclosures in the tables and the narrative following the tables together with this general discussion of objectives and policies should provide you with a complete picture of how we approach and implement compensation for our named executive officers.

Objectives of our Compensation Programs

Our compensation policies, plans and programs are intended to meet three key objectives:

•	Provide competitive levels of compensation in order to attract and retain talented executives and firm leaders.

•	Encourage long-term service and loyalty.

•	Provide compensation that is perceived as fair within the Company and consistent with employee and executive contributions to the Company.

Certain components of our compensation programs are targeted to help us achieve one of those objectives, and other components help us achieve multiple objectives simultaneously.

Attract and Retain Talented Employees

The Company is engaged in a highly competitive service business, and its success depends on the leadership of senior executives and the talent of its key employees. As the financial markets have undergone significant turmoil, we have taken advantage of opportunities when they have arisen to hire additional talented individuals to join our team. We have been motivated to build the best possible team and now view execution as paramount to capitalizing on the recovery of the financial markets. Our ability to execute on market opportunities will require that we continue to attract and retain highly capable individuals. Our goal has been to ensure that our compensation program provides competitive levels of compensation that are realistic in light of recent and expected market conditions.

In prior years, in evaluating levels of executive compensation we have used a “peer group” of public companies based on comparable business activities and competition for clients and executive talent. Due to significant changes in the marketplace, the Committee did not view the prior peer group as a meaningful comparison and determined to reconstitute the peer group. The Committee does not view the firm as having any true peers, given our size and business model, which is sufficiently different from those in the peer group that are either much larger bank holding companies or those that are smaller or not wholly compatible with our business. However, the Committee recognized the value of using a peer group to further its understanding of the competitive market for executive talent and selected companies with some comparable attributes. The Committee believes our greatest source of competition is from large commercial banks.

The Board considered suggestions from its compensation consultant on potential peers and categories of peers and finally concluded that the most relevant comparison would be to divide its peers into three categories: bank holding companies, limited service investment banks, and non-investment banking peers:

Bank Holding Companies	Limited Service Investment Banks	Non-Investment Banks

Barclays	FBR Capital Markets	Affiliated Managers Group
Credit Suisse	Greenhill & Co.	Allied Capital
Deutsche Bank	Lazard	American Capital
Goldman Sachs Group	Piper Jaffray	Blackrock
Morgan Stanley	Stifel Financial
UBS	Raymond James Financial

An analysis of the compensation practices of these peer groups was used as a general frame of reference for determining 2009 compensation, though the determination of the amounts for 2009 was subjective and not formulaic.

Encourage Long-Term Service and Loyalty

We encourage long-term service and loyalty to the Company by fostering an employee ownership culture. We are proud of the large percentage of the Company’s common stock that is owned by our employees and executives. This ownership encourages our employees and executives to act in the best long-term interest of the Company, and is enhanced through the use of long term restrictions on vesting. We have not adopted ownership stock guidelines for executives due to their historically large relative stock ownership and our strong culture of stock ownership. These restrictions encourage employees to take a multi- year perspective, rather than a short term perspective, on the Company’s health and opportunities. Consistent with this approach, since Mr. Handler became CEO in 2001, his compensation has consisted of over 70% in equity or equity-linked compensation and less than 30% in cash.

Relative Fairness

As the brokerage and financial services industry emerges from a period of tremendous challenges, it now becomes even more essential we retain talented producers and incentivize them to capitalize on market opportunities. While the financial services market is reshaped, our compensation objective continues to focus on rewarding personal productivity and fostering a results-oriented environment, while maintaining a non-variable component of compensation to provide stability. Our two most senior executives continue to have roles that blend both management and production responsibilities and accordingly, the Compensation Committee generally considers the compensation opportunities those individuals would have if they chose to focus entirely on their production abilities. We believe that maintaining our entrepreneurial culture is still essential and makes us unique among our competitors, so we continue to offer compensation opportunities that are driven by performance and results.

Our Compensation Committee looks to the recommendations of our CEO and Chairman of the Executive Committee in setting the compensation for the other named executive officers.

What Our Compensation Program is Designed to Reward

By linking compensation opportunities to performance of the Company as a whole, we believe our compensation program encourages and rewards:

•	Executive efforts at enhancing firm-wide productivity and profitability, and

•	Entrepreneurial behavior, in which executives and employees are shareholders and act to maximize long-term equity value in the interest of all shareholders.

Consistent with rewarding these specific activities, we have fashioned our policies to reward productivity and profitability of our executive officers in a performance based environment much the same way we approach other employees responsible for the generation of revenue throughout the firm, and we expect our executives to set the example for these revenue producers throughout the firm. We accomplish these objectives by providing both annual cash bonuses based on performance and awards of long term equity-based compensation.

With respect to the annual performance based component of compensation, we generally establish formulas early in the year in order to positively influence executives during the year and in order to comply with Code Section 162(m). In the past, the board has established targets based on measurable performance criteria with specific weighting. However, given the extreme volatility and uncertainty of the financial markets near the end of 2008 and beginning of 2009, the Compensation Committee did not believe it could establish meaningful objectives at that time. Accordingly, bonus amounts for Mr. Handler and Mr. Friedman were not established until the end of 2009 and were not based on specific performance criteria or targets. Instead, the Compensation Committee reviewed our strong year end performance at the end of an extremely difficult year and awarded bonuses to our top two executives based on historical performance in 2009. As a result, the cash component of Mr. Handler’s incentive compensation is not expected to be tax deductible pursuant to section 162(m) of the Internal Revenue Code.

We continue to recognize that Mr. Handler’s compensation also reflects his significant direct contributions to the operating results of the Company, particularly with respect to the High Yield Division, equity trading, investment banking, and management of Jefferies High Yield Trading, LLC (discussed in “Transactions with Related Person” below), in addition to his duties as CEO. Mr. Handler does not receive compensation for these services apart from his compensation from us generally as described in the Summary Compensation Table and other tables below. Since he assumed the duties of CEO, we have tied his bonus compensation solely to performance of the Company as a whole, and sought to focus his efforts on creating long-term shareholder value through an emphasis on restricted stock awards.

Similarly, we established Mr. Friedman’s compensation opportunities in a manner we believed would motivate him toward maximizing firm wide results and long term value creation. We based Mr. Friedman’s compensation opportunity on the performance of the Company as a whole, but we considered his responsibilities overseeing our operations and his compensation opportunities as a fund manager, when establishing the level of compensation we would pay him. See the “Transactions with Related Persons” section below.

For Mr. Feller, Mr. Broadbent and Mr. Hendrickson, we maintained their salaries at prior year levels, which continue to remain in line with each of their originally negotiated terms of employment. Long term equity awards were provided in order to align their interest with the long term benefits of the company and to ensure that firm-wide productivity was always a motivating factor in their performance.

For all of the named executive officers, our commitment to long-term equity compensation encourages ownership of a significant equity stake in the Company, which we believe is important to promoting a culture of entrepreneurship. Consistent with this, we have implemented a program permitting employees and executive officers to defer settlement of equity awards, including restricted stock units. Deferrals of restricted stock units enable the employee to specify that shares will be delivered in settlement at a date later than the date the risk of forfeiture will lapse. The cost of such a program to the Company results mainly from deferring the time at which tax deductions for the equity compensation may be claimed.

Elements of Compensation

In this section we discuss each element of our compensation program, why we choose to pay each element, and how we determine the amount of each element to pay. Our annual compensation program generally consists of the following elements which make up our executives’ total direct compensation:

•	base salary

•	annual bonus

•	long-term awards

•	other benefits

We also provide medical, dental and other similar benefits to executives and other employees that are not part of what we consider direct compensation, and are not included in the tabular disclosures. We believe providing these benefits furthers our compensation objectives. We intend these benefits to be generally competitive, but our evaluation of these benefits is separate from our decisions on total direct compensation. Our executives participate in these benefit programs on the same basis as all our other employees.

Our Compensation Committee acts on behalf of the Board of Directors and represents the shareholders to advise senior management in the administration of the compensation program for the named executive officers generally, and plays a greater role in the administration of the program as it relates to our CEO and Chairman of the Executive Committee. Our Committee operates under a charter adopted by the Board of Directors, which delegates authority to the Committee and provides for its governance.

Employment Contracts and the Role of Negotiation

None of our named executives had employment contracts in 2009, and we believe it is in the Company’s best interest to minimize the number of employment agreements entered into with our key executives. Our Compensation Committee generally enters into, and we disclose, compensation arrangements with our key executives on an annual basis, but we do not enter into employment contracts with preexisting employees which would give our executives a right to future employment or to golden parachute payments if they are terminated. Instead, we depend upon their overall compensation opportunity, share holdings, the vesting of long term equity grants and their personal commitments to our firm to motivate the loyalty of our key executives.

Avoiding employment contracts allows our compensation committee to retain greater flexibility in setting periodic compensation terms. Our Compensation Committee makes decisions on the amount of executive compensation to pay by focusing on total direct compensation for a given year, which includes the sum of all annual base salary, bonuses and attributable long-term compensation.

The Committee considered the views of the CEO and Chairman of the Executive Committee in setting the elements and amounts of their own compensation, and received significant input from the CEO and Chairman of the Executive Committee in determining the bonus for the CFO and General Counsel. The Chief Executive Officer is the principal negotiator with the Compensation Committee regarding his own compensation and the compensation of the Chairman of the Executive Committee, subject to approval by the Compensation Committee. The Chairman of the Executive Committee was the principal negotiator regarding the compensation of the Chief Financial Officer, subject to the review and approval of the Compensation Committee. The negotiation regarding the amounts of total compensation and the amount of long term equity awards for the CEO and Chairman of the Executive Committee occurs primarily between the CEO and the Chairman of the Compensation Committee, but the final decision, and the analysis relied upon to reach that decision, are the Committee’s.

Base Salary

We pay our named executive officers a base salary in order to provide them a predictable level of income and enable the executive to meet living expenses and financial commitments. We view base salary as a way to provide a non-performance based element of compensation that is certain and predictable. Though we make our decisions on executive compensation focusing on total direct compensation for a given year including base salary, annual bonus and long-term awards, we are sensitive to the needs of our executives for a certain level of compensation stability. The base salaries we have established for the named executive officers reflects our understanding of the trade-off that exists between aligning the interests of the named executive officers as closely as possible with those of the Company’s shareholders and our desire to avoid exposing them to compensation risk. We believe the base salary levels we have established strike the proper balance and that providing a predictable base salary is essential to attract and retain talented executives and provide a compensation package that is perceived as fair, in comparison to other companies and within the Company.

With respect to the base salary paid to executives, our Compensation Committee’s determination of the appropriate level of base salary is subjective and not formulaic. The base salary for the CEO is largely a result of previous negotiation and historical precedent. At that time, the Committee agreed to pay the CEO the maximum base salary permitted within the limits of Internal Revenue Code § 162(m). Subsequently, the Committee agreed to pay the Chairman of the Executive Committee a base salary equal to 50% of the CEO’s base salary, which was the level used for all of 2009. However, in December 2009, the Compensation Committee increased the ratio to 75% of the CEO’s salary beginning January 1, 2010, based on its recognition of the important contributions to the firm’s growth Mr. Friedman has made and the growing amount of managerial time required to manage an increasingly complex firm. The Compensation Committee continues to prefer to address performance related compensation through the bonus process rather than through adjustments to base salary. Though the continuation of this relationship is not guaranteed, the Committee has viewed it as an effective way to align the interests of the CEO and Chairman of the Executive Committee and to simplify a highly subjective process that is not the product of any additional quantitative or qualitative analysis. The Committee continues to use base salary to provide a non-performance based cash component to their compensation, and provides performance based and retention oriented compensation through bonuses and long term equity grants.

The base salaries for our other named executive officers are determined by the Chief Executive Officer and/or the Chairman of the Executive Committee and are viewed in light of historical precedent within the firm, competitive factors, the limits of § 162(m), and the desire to provide a non-performance based cash component of compensation.

Bonuses

We use annual bonuses as our primary tool for encouraging executives to maximize short-term productivity and profitability. Annual incentive awards provide executives with an incentive to focus on aspects of Company performance that we believe are key to its success. Accordingly, we have traditionally determined bonuses in whole or in part by reference to, for certain executives, earnings per share, return on equity, and pre-tax profit margin. These financial measures are calculated using our consolidated financial results, adjusted to add back the negative effect of extraordinary transactions (e.g. mergers, acquisitions, or divestitures), if any.

In years past the Compensation Committee has determined targets for payment of annual bonuses by a date early in the calendar year, so that the performance goals and potential rewards can positively influence executives during the year and meet the requirements of Code Section 162(m). We expect to return to this pattern in future years, but did not follow this formula in 2009 due to the unpredictability of the market in early 2009. Bonuses for 2009 were awarded in late 2009 based on exceptional performance in a very difficult environment.

In implementing our compensation policies, plans, and programs, we consider the effects of Code Section 162(m). Section 162(m) generally disallows a public company’s tax deduction for the named executive officers in excess of $1 million in any tax year. Under Section 162(m), compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible even though the executive’s total direct compensation may exceed $1 million in a given year. We seek to preserve the tax deductibility of the compensation we pay to executive officers, to the extent we can do so without impairing the operation and effectiveness of our compensation policies and programs.

We have traditionally preserved the right for the Committee to grant stock awards in lieu of annual bonus amounts, but did not issue any stock awards in lieu of bonus during 2009.

We have also adopted programs permitting deferrals of compensation, so that potentially non-deductible compensation will be paid following termination of an executive’s service, at a time when payment of such compensation will not be subject to limits on deductibility under Section 162(m). None of our named executive officers deferred income during 2009. We retain the flexibility to enter into arrangements that may result in non-deductible compensation to executive officers, which may include non-qualifying awards under the 2003 Plan.

Long-Term Awards

Long-term equity-based awards serve both to align the interests of executive officers with those of shareholders and to promote retention and long-term service to the Company. These awards provide increasing rewards to executives if the value of the Company’s stock rises during the life of the award, thus encouraging a long-term focus and aligning the interests of executive officers with the interests of shareholders. Since he assumed the duties of CEO, the Compensation Committee has tied Mr. Handler’s performance based compensation to performance of the Company as a whole, and has provided an incentive for him to focus on creating long-term shareholder value through an emphasis on stock awards.

In 2009 the Committee continued its pattern of granting shares that generally vested annually over four years. We believe a four year vesting cycle accomplishs the objective of preserving long term loyalty to the Company while remaining sensitive to the needs of employees, many of whom have received a large component of their recent compensation in the form of long-term restricted equity grants.

Grants of RSUs or restricted stock to our executive officers are based on a review by our Compensation Committee of trends in the compensation of executives in the securities industry and its subjective judgment as to the appropriate level of total compensation for the executive officer. The Committee’s determination of the number of equity grants and their vesting terms is highly subjective and generally follows a negotiation with our CEO. The Committee intends these grants to be more focused on long-term employee retention rather than current year performance metrics. With respect to our Chief Executive Officer and Chairman of the Executive Committee, a significant factor in our Compensation Committee’s determination of the amount of equity-based awards granted is the fact that such producer-executives have forgone other internal and external opportunities for increasing their personal earnings that would have arisen if they had focused solely on their production capabilities, but have instead agreed to serve in management roles in addition to producing responsibilities. We believe that the long-term equity-based component of such executives’ overall compensation allows us to retain such talented individuals, while also aligning their interests with those of our other shareholders. Equity awards provide compensation linked to the performance of our stock, with a strong inducement to long-term service.

In 2002, our Compensation Committee began using multi-year grants to establish the compensation of our CEO, and continued this pattern in 2010. Since the Company does not have employment contracts with any of the executive officers, the long term grants to the CEO and Chairman of the Executive Committee help ensure that they will stay committed to the Company’s success. In early 2010, the Compensation Committee granted the CEO and Chairman of the Executive Committee shares intended to serve as long-term compensation for 2010, 2011 and 2012, and which vest based on our performance in those years. Through these grants, we sought to provide a substantial component of compensation that would focus the CEO and Chairman of the Executive Committee on long-term growth in the value of the Company’s stock.

The number of shares or units awarded is determined through a highly subjective process designed to encourage long term retention more than short term performance. In late 2009, the Committee engaged Mercer to assist in establishing the compensation for the CEO and Chairman of the Executive Committee. We used a peer group of companies to provide context for our 2009 compensation decisions, but the determination of the amounts granted is the result of a negotiation and is not formulaic.

Other Benefits

The Company provides medical, dental, life insurance, disability and other similar benefits to executives and other employees that are not part of what we consider direct compensation. We intend these benefits to be generally competitive, in order to help in our efforts to recruit and retain talented executives. We have not implemented severance arrangements with our executive officers; however, the Company has adopted a firm wide severance policy which limits severance payments to no more than six months salary for seasoned senior employees. We do not provide significant enhancements to compensation in connection with a change in control. We believe that the substantial equity stake of our executives provides alignment with the interests of shareholders, so that the executives can be expected to consider potential strategic transactions that might affect the control of Jefferies consistent with their interests as shareholders and consistent with their fiduciary duties. We do not provide for payment of gross-ups to offset golden parachute excise taxes. Executives who worked for us in periods before April 1, 1997 are also entitled to benefits under our pension plan. In the aggregate, we believe our severance, change-in-control and pension benefits are quite modest compared to general business practices for companies of comparable size and character. We have considered this fact in setting the levels of total direct compensation for senior executives.

We provide the CEO with a driver for his increased business transit, including his commute to several of our different offices, and provide fuel and maintenance for the vehicle the CEO purchased in exchange for the availability of the vehicle for other business purposes when not needed by the CEO.

How Our Compensation Decisions Fit our Overall Objectives

Role of Individual Performance

Since the compensation committee did not establish bonus targets and objectives for 2009, it relied on its subjective evaluation of individual performance in 2009 more than in typical years. In future years, the committee expects to return to using overall firm performance as the best indicator of individual performance of our named executive officers and to tie their individual compensation to firm wide performance as a whole. The Compensation Committee believes this focus creates a greater enhancement to firm-wide profitability and teamwork, a key goal of our compensation policies, rather than a more segmented approach which rewards individual productivity.

The Committee considers individual performance and initiative when determining the amount of long-term equity compensation it will award each year. The Committee’s impressions of each named executive’s past performance are a factor taken into account when considering the desirability of the employee’s long-term retention and therefore the amount of shares awarded in long-term equity grants. As a result, exceptional individual initiative or performance may generate larger long-term equity grants, but typically will not affect base salary. In typical years, individual initiative will affect the amount of bonus paid only to the extent such individual performance resulted in achieving firm wide performance required in our targets for a particular year, although it may impact future compensation opportunities.

Culture of Long-Term Stock Ownership

Except for donations to charitable foundations and trusts, our CEO has never sold any of the equity interests granted to him as part of his compensation. Other than similar donations and shares surrendered in connection with option exercises and payment of related taxes, the Chairman of the Executive Committee also has never sold any of the equity interests granted to him as part of his compensation or which he otherwise has acquired. We believe their retention of shares preserves their incentive to act in the Company’s long-term interests. To date, our CEO has generally elected to defer equity awards under our deferral programs, including restricted stock, restricted stock units, and stock units representing the gain from exercises of stock options. Our Chairman of the Executive Committee has similarly deferred most of his equity awards. These arrangements provide them the advantages of tax deferral, but provide no enhancement by the Company of the net value of their restricted stock or restricted stock units. In this type of deferral arrangement, the Company’s tax deduction is delayed until the year in which the executive recognizes income, and is generally based on the value of shares delivered at the time of settlement of the deferral arrangement. Our insider trading policy precludes short sales, purchases or sales of options and other derivatives, and other transactions that offset or hedge the risk of ownership of our stock.

We have established our DCP and permit the deferral of restricted stock units, option gains and other awards under our Amended and Restated 2003 Incentive Compensation Plan (the “Plan”) as a method for providing our employees advantages of tax deferral and also encouraging long-term retention of equity positions. We believe these policies serve to align the interests of executives with shareholder interests in return on equity and appreciation over time. In this type of deferral arrangement, the Company’s tax deduction is delayed until the year in which the executive recognizes income, and is generally based on the value of shares delivered at the time of settlement of the deferral arrangement.

We do not consider gains or losses from equity awards in setting other elements of compensation but the Compensation Committee may consider the effect of the vesting of prior compensation on employee retention.

Compatible Investment Opportunities

In addition, we have established investment entities and permitted executive officers and others to acquire interests in these entities, and have permitted deferred bonus amounts to be deemed invested in those entities. Some of these investment entities are funds we manage, some hold equity and derivative securities in companies for which we have provided investment banking and other services, and others that share in the profitability of Jefferies’ High Yield Division, which now operates as Jefferies High Yield Trading, LLC. See “Transactions with Related Persons.” We believe that an executive’s participation in these investments helps to further align the executive’s interests with our long term success and profitability. Our offering these kinds of opportunities also helps us compete for executive talent in the financial services industry, in which our competitors, particularly non-public companies, offer wealth-building investment opportunities as a way to attract and retain executives and producers.

Disparities in Executive Compensation

We view the disparities in compensation between our named executive officers as a result of the relative “market” for each individual employee, our anticipated replacement cost for the employee, and the applicable competitive environment. With respect to our Chief Executive Officer and Chairman of the Executive Committee, a significant factor in our Compensation Committee’s determination of the amount of equity-based awards granted is the fact that these executives have forgone other internal and external opportunities for increasing their personal earnings that would have arisen if they had focused solely on their production capabilities, but have instead agreed to serve in management roles in addition to producing responsibilities. We recognize the significant compensation these individuals have earned in the past when focusing on their specific business units and understand that our competitors will also consider these production opportunities. As a result, we continue to consider the compensation potential of these two individuals in particular when setting targets and long-term equity compensation that is intended to encourage long-term retention, including the continuing opportunity for the Chairman of the Executive Committee to earn compensation directly from his ownership interest in Jefferies Capital Partners. See “Transactions with Related Persons — Private Equity Funds.” This is the primary reason for the disparity between the compensation of the CEO and Chairman of the Executive Committee.

With respect to Mr. Broadbent, his compensation was negotiated at the time of his hiring and is also not based entirely on the Company’s financial performance. Mr. Hendrickson’s compensation is not tied directly to firm performance in recognition of the fact that he answers directly to Mr. Broadbent, and that his scope of duties does not permit him to influence firm policy and decisionmaking outside his area of direct responsibility in the same manner as the other named executive officers. Compensation for all five named executive officers is impacted by competitive considerations, including the Company’s understanding of the cost of replacing these executives with similarly experienced and skilled individuals; in other words, the compensation is impacted by the “market” for such individuals.

Relationship of Compensation Policies and Practices to Risk Management

The Board has discussed whether our compensation policies are reasonably likely to have a material adverse effect on our results. The Board noted that, consistent with our “Wall Street” performance-based model, many of our employees receive a significant portion of their compensation through commission-based, net-revenue-based, profit-based or discretionary compensation tied to their individual or business unit performance, or a combination thereof. The Company generally uses a netting approach, which nets losses against their individual or group revenues. As a result, management believes that employees and business units are appropriately motivated to seek the maximum revenue-enhancing opportunities, while managing the firm’s (and their individual or group’s) exposure to risk. The Board noted that an immaterial portion of the Company’s revenues are derived from proprietary trading businesses and that a significant portion of many employees’ compensation is provided in the form of equity linked compensation that vests over time, which has the effect of tying the individual employee’s long term financial interest to the firm’s overall success. The Board believes that this helps mitigate the risks inherent in our business models.

The Board noted that our risk management team continuously monitors our various business groups, the level of risk they are taking and the efficacy of potential risk mitigation strategies. Senior management also monitors risk and the Board is provided with data relating to risk at each of its regularly scheduled meetings. The Chief Risk Officer meets with the Board at each of those meetings to present his views and to respond to questions.

Summary Compensation Table

Shown below is information concerning the compensation we paid to those persons who were, during 2009, our (a) Principal Executive Officer, (b) Principal Financial Officer, (c) the other three most highly compensated executive officers as specified by SEC rules, and (d) up to two additional individuals who were Executive Officers during 2009 and for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer on December 31, 2009.

						Change in
						Pension
						Value and
						Nonqualified
				Stock	Non-Equity	Deferred
				Awards	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(g)	(h)	(i)	(j)

Richard B. Handler	2009	1,000,000	$6,000,000	—	—	— (2)	145,270 (3)	7,145,270
Chairman &	2008	1,000,000	—	—	—	—	367,422	1,367,422
Chief Executive Officer	2007	1,002,319	—	3,953,975	—	—	137,996	5,094,290
Brian P. Friedman	2009	500,000	—	—	—	—	4,987	504,987
Chairman of the	2008	500,000	—	—	—	—	7,752	507,752
Executive Committee	2007	500,000	—	3,953,975	—	—	8,005	4,461,980
Peregrine C. Broadbent	2009	1,000,000	1,312,500	687,500	—	—	4,515	3,004,515
Executive V.P. & Chief	2008	1,000,000	1,300,000	699,991	—	—	5,527	3,005,518
Financial Officer	2007	121,795	1,300,000	6,349,981	—	—	—	7,771,776
Lloyd H. Feller	2009	900,000	1,000,000	999,995 (4)	—	—	6,224	2,906,219
Executive V.P., General	2008	900,000	—	—	—	—	20,252	920,252
Counsel & Secretary	2007	500,000	400,000	—	—	—	18,005	918,005
Charles J. Hendrickson	2009	250,000	542,500	107,488	—	—	1,279	901,267
Treasurer	2008	250,000	352,500	172,488	—	—	7,752	782,740
	2007	250,000	400,000	99,997	—	—	9,505	759,502

(1)	In accordance with revised disclosure rules, historical years have been restated to show the fair market value of awards in the years they were granted, rather than the amount accrued with respect to those years as was previously required. The amounts shown include cash and non-cash compensation earned by the Named

Executive Officers as well as amounts earned but deferred under our deferred compensation plans, as identified in the footnotes for each executive officer.

(2)	The actuarial present value of the accumulated pension benefit decreased by $1,182 under the terms of our Pension Plan, as more fully described in the Pension Benefits Table.

(3)	Includes $137,500 related to a driver we provide to Mr. Handler to facilitate his transportation to and from meetings, between our offices and for his personal use.

(4)	The long-term equity incentive referred to above consists of restricted stock granted on February 26, 2009 to replace the grant Mr. Feller received in 2008 which he forfeited.

Grants of Plan Based Awards — 2009

The following table describes grants issued taken by the Compensation Committee during 2009 in which it (a) established the ranges of possible compensation for certain of the named executives, and (b) granted shares of restricted stock or restricted stock units as long term compensation.

					Estimated Future	All Other		Grant Date
					Payouts Under	Stock Awards:		Fair Value
		Estimated Possible Payouts Under			Equity Incentive	Number of		of Stock and
	Grant	Non-Equity Incentive Plan Awards			Plan Awards	Shares of		Option
Name	Date	Threshold ($)	Target ($)	Maximum ($)	Target Shares (#)	Stock or Units (#)		Awards ($)
(a)	(b)	(c)	(d)	(e)	(g)	(i)		(l)

Peregrine C. Broadbent	12/30/2009	—	$1,312,500	—	—	—		—
Peregrine C. Broadbent	12/30/2009	—	—	—	—	28,923	(1)	$687,500
Lloyd Feller	2/26/2009	—	$1,000,000	—	—	—		—
Lloyd Feller	2/26/2009	—	—	—	—	95,785	(2)	$999,995
Charles J. Hendrickson	12/30/2009	—	$542,500	—	—	—		—
Charles J. Hendrickson	12/30/2009	—	—	—	—	4,522	(1)	$107,488

(1)	Shares granted on December 30, 2009 were of restricted stock valued at $23.77, the closing price of our common stock on the grant date. Shares granted on February 26, 2009 were of restricted stock units valued at $10.77, the closing price of our common stock on the date of grant.

(2)	Restricted stock shares were granted on February 26, 2009 and were subject to performance criteria for 2009 and 2010 performance.

The following provides background information to give a better understanding of the compensation amounts shown in the Summary Compensation Table and Grants of Plan-Based Awards Table above.

Summary of Equity and Non-Equity Incentive Plan Grants

Richard Handler 2009 Compensation

With the difficult year we experienced in 2008, the Compensation Committee determined that it would not establish a new Executive Compensation Direct Pay Program for Mr. Handler in early 2009, as was its custom. Rather, the committee considered Mr. Handler’s prior request to attribute shares previously granted in 2008 toward future compensation and decided not to establish a bonus structure for 2009, but reserved the right to review potential bonuses at the end of 2009. The Board began its discussion of a bonus and long-term incentive grant for Mr. Handler prior to year end, but did not conclude those discussions until January 2010, at which point it established the 2009 cash bonus and long term equity compensation for Mr. Handler as follows:

Base Salary	Cash Bonus	Stock Bonus	Long-Term Equity Incentive

$1,000,000	$6 million	$6 million	$0

The bonus and stock bonus described above were not granted by the Committee until January 2010 and are therefore not reflected on the Grants of Plan Based Awards — 2009 table above. The stock bonus described above was granted to Mr. Handler as restricted stock and is subject to 2010 performance criteria and will vest ratably over three years.

The restricted stock agreement for Mr. Handler and the restricted stock unit agreement for Mr. Friedman contain a provision that provides that the restricted stock or restricted stock units will vest if the executive’s employment is terminated by reason of the executive’s death or disability. The agreements contain a provision that provides that the restricted stock or restricted stock units will continue to vest if the Company terminates the executive’s employment without Cause (as defined in the agreement) and the executive thereafter does not compete with the Company. Unlike the standard grant given as part of our year-end compensation process, if the executive’s employment is terminated by the executive, other than by death or disability, the unvested restricted stock and restricted stock units will be forfeited.

Brian Friedman 2009 Compensation

An approach simiar to that taken when determining the CEO’s compensation was used to establish the compensation for the Chairman of the Executive Committee. The committee considered Mr. Friedman’s prior request to attribute shares previously granted in 2008 toward future compensation and decided not to establish a bonus structure for 2009, but reserved the right to review potential bonuses at the end of 2009. The committee began its discussion of a bonus and long-term incentive grant for Mr. Friedman prior to year end, but did not conclude those discussions until January 2010, at which point it established the 2009 stock bonus for Mr. Friedman as follows:

Base Salary	Cash Bonus	Stock Bonus	Long-Term Equity Incentive

$500,000	$0	$9 million	$0

The stock bonus described above was not granted by the Committee until January 2010 and is therefore not reflected on the Grants of Plan Based Awards — 2009 table above. The stock bonus was in the form of RSUs granted to Mr. Friedman and are subject to 2010 performance criteria and will vest ratably over three years.

Peregrine C. Broadbent 2009 Compensation

The compensation arrangement for Mr. Broadbent for 2009 was as follows:

Base Salary	Cash Bonus	Stock Bonus	Long-Term Equity Incentive

$1,000,000	$1,312,500	$687,500	$0

The stock bonus described above was paid in the form of 28,923 shares of restricted stock in February 2010 and will vest ratably over four years.

Lloyd Feller 2009 Compensation

For Mr. Feller, the 2009 Executive Compensation Direct Pay Program included:

Base Salary	Cash Bonus	Stock Bonus	Long-Term Equity Incentive

$900,000	$1,000,000	$0	$0

Though the Committee granted new shares of restricted stock with a market value of $1 million to Mr. Feller on February 26, 2009, it did not view the grant as a new long-term equity incentive for Mr. Feller, but a replacement of the grant he received in 2008 which he forfeited. The grant will vest ratably over two years and is subject to performance criteria which must be satisfied at each vesting. The Committee decided to provide this replacement grant as recognition of his strong performance during a difficult market, and recognition that Mr. Feller had been disproportionaly affected when firm-wide performance criteria were not achieved and as a result forfeited a significant portion of his long term-equity incentive.

Charles J. Hendrickson 2009 Compensation

For 2009, Mr. Hendrickson’s compensation arrangement was as follows:

Base Salary	Cash Bonus	Stock Bonus	Long-Term Equity Incentive

$250,000	$542,500	$107,488	$0

The stock bonus referred to above was paid in the form of 4,522 shares of restricted stock granted on December 31, 2009, which will vest ratably over four years.

No Ongoing Employment Agreements

We generally do not enter into employment agreements with our named executive officers after the initial employment agreement negotiated when they are hired and we presently have no employment agreements with our named executive officers.

Performance Criteria and Targets

The 2009 annual bonuses for the named executives were determined by the Committee based on their subjective view of the performance of each executive in a difficult financial environment, were not based upon an objective or formulaic approach and did not reference the targets or weighting used in past years.

Other Terms of Restricted Stock and Restricted Stock Units

All of the incentive plans and arrangements described above that result in the issuance of restricted stock and restricted stock units have been adopted pursuant to our Amended and Restated 2003 Incentive Compensation Plan (the “Plan”) as approved by our shareholders. We pay dividends on restricted stock and credit dividend equivalents on restricted stock units. We have implemented a program under the Plan permitting employees and executive officers to defer equity awards, including restricted stock units. Deferrals of restricted stock units enable the employee to specify that shares will be delivered in settlement at a date later than the date the risk of forfeiture will lapse. This program encourages long-term ownership of a significant equity stake in the Company, which we believe is important to promoting a culture of entrepreneurship. Prior to settlement, the restricted stock units carry no voting or dividend rights, but dividend equivalents are accrued if a cash dividend is paid on our common stock. Dividend equivalents are converted to additional restricted stock units at the end of the quarter in which the dividend equivalent is credited based on the price of a share of our common stock on the last trading day of the quarter. On the settlement date for the stock units (which are no longer “restricted” once the risk of forfeiture lapses), we deliver to the executive one share of common stock for each stock unit being settled, including the stock units resulting from the credited dividend equivalents. Executives are not permitted to switch stock units into some other form of investment prior to settlement.

Options

We have not granted options to our executive officers since January 2003 and although our 2003 Plan still permits us to grant options, at the present time, we do not view options as a desirable method of compensation. None of our named executive officers had any options outstanding as of December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End — 2009

	Stock Awards
					Equity Incentive
				Equity Incentive	Plan Awards:
			Market	Plan Awards:	Market or
	Number of		Value of	Number Of	Payout Value
	Shares or		Shares or	Unearned	Of Unearned
	Units of		Units of	Shares, Units or	Shares, Units
	Stock That		Stock That	Other Rights	or Other Rights
	Have Not		Have Not	That Have	That Have
Name	Vested (#)		Vested ($)	Not Vested (#)	Not Vested ($)
(a)	(g)		(h)	(i)	(j)

Richard B. Handler	564,766	(1)	$13,401,897	—	—
Brian Friedman	336,227	(2)	$7,978,667	—	—
Peregrine C. Broadbent	239,328	(3)	$5,679,253	—	—
Lloyd H. Feller	110,402	(4)	$2,619,839	—	—
Charles Hendrickson	23,859	(5)	$566,174	—	—

(1)	Of these stock awards, 41,950 will vest on December 29, 2010; 3,530 vested on February 1, 2010; 3,532 will vest on December 15, 2010; 216,036 will vest on August 25 of each of 2010 and 2011; and 27,894 will vest on January 17 of each of 2010, 2011 and 2012.

(2)	Of these stock awards, 20,975 will vest on December 29, 2010; 7,766 shares vested on February 1, 2010, and 7,766 shares will vest on December 15, 2010; 108,018 shares will vest on August 25, 2010; 108,020 shares will vest on August 25, 2011; 27,894 vested February 15, 2010, and 27,894 shares will vest on Februrary 15 of each of 2011 and 2012.

(3)	Of these RSU awards, 53,227 will vest on each of November 19, 2010, 2011 and 2012; 12,681 shares vested on January 31, 2010; 12,681 will vest on each of January 31, 2011, 2012 and 2013; and 7,230 shares will vest on January 31 of each of 2011, 2012, 2013 and 2014.

(4)	Of these RSU awards, 7,308 vested on February 1, 2010; 7,310 will vest on December 15, 2010; 47,892 vested on February 26, 2010; and 47,892 will vest on February 26, 2011.

(5)	Of these RSU awards, 4,669 will vest on July 17, 2010 and 4,670 will vest on July 17, 2011; 1,186 vested on February 15, 2010, 1,186 will vest on February 15 of each of 2011 and 2012, and 1,187 will vest on February 15, 2013; 1,313 vested on January 31, 2010, 1,313 will vest on January 31 of each of 2011 and 2012, and 1,314 will vest on December 30, 2013; 1,130 will vest on January 31 of each of 2011 and 2013, and 1,131 will vest on January 31 of each of 2012 and 2014.

Option Exercises and Stock Vested — 2009

The table below reflects the restricted stock or RSUs which became non-forfeitable (vested) during 2009 for each of the named executive officers. Shares are valued on the day they became vested.

	Option Awards		Stock Awards
		Value	Number of Shares		Value
	Number of Shares	Realized	Acquired		Realized
	Acquired	on	on		on
Name	on Exercise (#)	Exercise ($)	Vesting (#)		Vesting ($)
(a)	(b)	(c)	(d)		(e)

Richard B. Handler	—	—	289,411	(1)	$6,279,920
Brian Friedman	—	—	290,652	(2)	$5,632,395
Peregrine Broadbent	—	—	53,227		$1,460,549
Lloyd H. Feller	—	—	7,308		$87,343
Charles Hendrickson	—	—	5,855		$110,328

(1)	Includes 45,481 RSUs the settlement of which has been deferred until April 30, 2011; 216,036 RSUs the settlement of which has been deferred until October 25, 2011; and RSUs acquired as a result of dividend reinvestments which are deferred to the same extent as the underlying grants generating those dividends are deferred.

(2)	Includes 120,000 RSUs the settlement of which has been deferred until April 30, 2010; 28,740 RSUs the settlement of which has been deferred until April 30, 2011; 108,018 RSUs the settlement of which has been deferred until October 25, 2011; 27,894 RSUs the settlement of which has been deferred until February 15, 2012; and RSUs acquired as a result of dividend reinvestments which are deferred to the same extent as the underlying grants generating those dividends are deferred.

Pension Benefits — 2009

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit ($)	Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)

Richard B. Handler	Jefferies Group, Inc. Employees’ Pension Plan	16	$114,282	$0

To calculate the values in the table above, we needed to make certain assumptions about the employees, their retirement age, interest rates and discount rates, as follows:

•	Benefit commencement is at age 65, our Pension Plan’s normal retirement age

•	Benefit is paid as a lump sum

•	GATT actuarial basis as of December 31, 2009 was used to determine the lump sum amount at age 65, including an interest rate of 4.69%

•	The benefit is discounted to the employee’s age at December 31, 2009 using a discount rate of 5.75%.

•	No pre-retirement decrements (other than discount rate) have been assumed in determining the Present Value of Accumulated Benefits

We first adopted our pension plan in 1964 and stopped admitting new participants into the plan on April 1, 1997. Effective December 31, 2005, benefits under the Pension Plan were frozen. All persons who were our employees prior to April 1, 1997, who are citizens or residents of the United States, who are 21 years of age, and who have completed one year of service are covered by our pension plan. The plan is a defined benefit plan, and is funded through our ongoing contributions and through earnings on existing plan assets. The amount an employee will receive as a plan benefit depends on the person’s covered compensation during specific plan years. An employee retiring at age 65 with fifteen years of service will receive 1% of the employee’s covered compensation from January 1, 1987, until termination of employment plus 20% of the first $4,800 and 50% of amounts exceeding $4,800 of annual average covered compensation for 1985 and 1986. If the employee was employed less than 15 years on the date of termination, the amount of benefit will be reduced proportionately. Benefits under the plan are payable for the remaining life of the participant, and are not subject to deduction for Social Security benefits or other offsets.

The amount of covered compensation used to calculate the benefit earned in a given year includes salaries, bonuses and commissions, but is capped each year. Since 2004, the amount of covered compensation has been capped at $210,000 per year. An employee who retires upon normal retirement at age 65 with at least four years of service will receive a full vested benefit. An employee who retires at age 55 with at least four years of service will receive the normal retirement benefit reduced by 1/2% for each month benefit payments commence before age 65. Employees who terminate employment with us for reasons other than death or retirement will be entitled to the vested portion of their benefits at their normal or early retirement age. Benefits vest at the rate of 0% for the first year of service, 33% for each of the next two years of service, and 34% for the fourth year of service. The retirement benefits payable at age 65 for those employees with service prior to January 1, 1987, will be composed of two items: (1) a benefit for service up to December 31, 1986, in accordance with the original Pension Plan formula recognizing pay as the average of 1985 and 1986 compensation up to $100,000, and (2) a benefit for service commencing on January 1, 1987, equal to 1% of covered compensation through the date of termination.

Nonqualified Deferred Compensation — 2009

			Aggregate			Aggregate
	Executive	Registrant	Earnings			Balance
	Contributions	Contributions	In Last FY		Aggregate	At Last
Name	In Last FY ($)	In Last FY ($)(1)	($)		Withdrawals/	FYE ($)(2)
(a)	(b)	(c)	(d)		Distributions ($)	(f)

Richard B. Handler	—	$5,932,919	$78,014,357	(3)	$26,076,168	$211,829,624	(4)
Brian Friedman	—	$5,563,155	$8,968,742	(5)	$8,228,218	$21,563,230	(6)
Peregrine C. Broadbent	—	$1,460,549	$356,004	(7)	—	$2,621,373	(8)
Lloyd H. Feller	—	$87,343	$251,957	(9)	$263,750	$702,746	(10)
Charles Hendrickson	—	$110,328	$112,951	(11)	—	$386,828	(8)

(1)	The Registrant Contribution column reflects the value of RSUs which vested but by their terms will not be distributed until a later date. RSUs are subject to a mandatory period following vesting during which they are not distributed. We have chosen to show this mandatory deferral as a Registrant Contribution, but the value of the RSUs at the vesting date is reflected in full in the Options Exercised and Stock Vested table as compensation to the named executive officer.

(2)	Amounts in the table do not reflect compensation granted in any single year but include reported compensation that has been deferred and market returns on investments that deferred amounts were deemed invested in which have accrued over time. Specifically, amounts in the table consist of (i) contributions resulting from compensation which has been disclosed in previous Jefferies proxy statements (to the extent the executive was a named executive officer in the year of deferral and the amount was otherwise required to be disclosed under SEC rules then in effect), plus (ii) earnings on deferred amounts, (iii) less distributions. For purposes of this table, earnings includes gains and losses in value of the investments into which deferred amounts are deemed invested, including the value of stock units resulting from deferrals of vested restricted stock shares, restricted stock units and resulting from option gain deferrals.

(3)	Includes $662,687 in increased value in Mr. Handler’s self-directed deferred compensation account, $2,431,792 in increased value of investments in our DCP and $74,919,878 in increased value of RSUs.

(4)	Includes $188,658,405 attributable to RSUs originally awarded from 2000 through 2006. The value of RSUs represents both compensation originally earned and the appreciation of our common stock. For the 20 year period Mr. Handler has worked at Jefferies, our shares compounded annually at 20.4%. Since Mr. Handler joined Jefferies in 1990, he has always taken a significant portion of his compensation in equity form. For the 10 year period since he became CEO, over 70% of Mr. Handler’s compensation has consisted of non-cash equity related securities vesting over three to five years. Also includes $8,051,230 in amounts deferred through our generally available DCP on terms that are the same as other Jefferies employees who participate in the DCP. Includes $15,119,989 in deferred compensation and gains on investments in Mr. Handler’s self-directed deferred compensation account which was in place before he became CEO in 2000. The amount reflected is the result of deferring compensation earned while he was Head of the High Yield Division, before implementing our generally applicable DCP and prior to his becoming an executive officer. The last deferral into Mr. Handler’s self-directed deferred compensation account was in 2000.

(5)	Includes $8,696,289 in increased value of RSUs and $272,453 in increased value of investments in our DCP.

(6)	Includes $19,918,877 attributable to RSUs and $1,644,353 in amounts deferred through our DCP.

(7)	Reflects the increase in value of RSUs.

(8)	Reflects the value of RSUs.

(9)	Includes $67,680 in increased value of RSUs and $184,278 in increased value of investments in our DCP.

(10)	Includes $199,846 as the value of RSUs and $502,901 as the value of investments in our DCP.

(11)	Reflects an increase in value of RSUs.

The amounts of deferred compensation in the table above reflect compensation that was paid to each named executive officer historically, and reported as compensation at the time to the extent required under SEC rules then in effect, but for which the actual receipt of the compensation has been deferred. A substantial portion of the value listed above was derived from the value of deferred stock or other investments after the compensation was credited to the employee and were not the amounts we actually paid the executive. When an executive’s deferred compensation is not denominated in cash, but is deemed invested in a particular fund or security, the executive’s deemed investment subjects their earnings to market risk that may produce gain or loss depending on the performance of the investments selected.

Deferred Compensation Plan

We provide an opportunity for executives to defer receipt of cash portions of annual bonus awards, and to have deferred amounts be deemed invested in specified investment vehicles during the period of deferral. The Company has implemented the Jefferies Group, Inc. Deferred Compensation Plan (the “DCP”), which permits executive officers and other eligible employees to defer cash compensation, some or all of which may be deemed invested in stock units. A portion of the deferrals may also be directed to notional investments in a money market fund or certain of the employee investment opportunities described under the caption “Transactions with Related Persons.” We believe this discount encourages employee participation in the DCP and accordingly, enhances long term retention of equity interests and alignment of executive interests with those of shareholders. The amounts of 2009 salary, bonus and non-equity incentive plan compensation deferred by named executive officers are reflected in the Summary Compensation Table without regard to deferral. The portion of the deferrals under the DCP representing the value of the discount on stock units is reflected in the Summary Compensation Table in the column captioned “All Other Compensation” and in the table above in the column captioned “Registrant Contributions in Last FY.”

The DCP provides eligible employees with the opportunity to defer receipt of cash compensation for five years, with an optional deferral of an additional five years. Participants chose whether their deferred compensation is allocated to a cash denominated investment subaccount, to an equity subaccount which permits amounts to be deemed to be invested in a combination of stock units or other specified equity investment vehicles. Credits of stock units to a participant’s subaccount occur at a predetermined discount of up to 15% of the volume weighted average market price per share of our common stock on the last day of the quarter. The predetermined discount amount for 2009 was 10%. The discounted portion of any amounts credited, or the additional stock units credited as a result of those discounts, is forfeitable upon termination of employment until the earliest of the time the participant has participated in the DCP for three consecutive years, the participant’s age plus the number of years of service equals 65, the participant is still employed 5 years after the deferral or the participant’s death or a change in control. All of the named executives have met this vesting requirement by having participated in the DCP for three consecutive years. None of the named executive officers elected to defer additional compensation amounts during 2009.

Richard Handler Deferred Compensation Plan

We established an individual Deferred Compensation Plan for Mr. Handler while he was Head of the High Yield Division, before implementing our generally applicable Deferred Compensation Plan and prior to his becoming an executive officer. Amounts deferred under this individual plan reflect compensation paid to him as a department head for the High Yield Division and were based on the productivity of that division. The last deferral into Mr. Handler’s individual Deferred Compensation Plan was in 2000.

Potential Payments Upon Termination or Change in Control

No Single-Trigger Policies or Agreements

We do not have any single-trigger policies or agreements that would entitle an executive to a payment or enhanced rights solely as a result of a change in control, and the way our named executive officers are treated is generally the same as our other employees are treated in this regard. There are a number of aspects of the relationship with the named executive officers that may result in payments if a change in control occurs and the employee is terminated without cause. Those payments result from the application of generally applicable policies or contractual terms and not from any payment or benefit levels which were determined by independent analysis. To understand when those payments are triggered, we have described below the types of agreements, relationships or investments that may require payments to the named executive officers upon termination of employment. Following these descriptions, we also provide a summary of the amounts that would have been payable to each named executive officer as a specific result of termination if the person’s employment had been terminated on December 31, 2009 under various circumstances. We anticipate that all of the payments described in this section will be subject to applicable taxes and withholding requirements and no payments will be made to employees until applicable tax requirements have been met. As a result, the actual amount paid to the employees will be substantially less than the amounts set forth below. We also anticipate that we will receive the positive benefits of a corresponding tax deduction which is also not accounted for in the analysis or tables below.

Description of Agreements, Relationships and Investments

Restricted Stock Agreements

Under the terms of the restricted stock agreements entered into by our named executive officers, the restrictions on restricted stock will lapse and the restricted stock will immediately vest if employment is terminated by the Company without “cause” following a change in control. Under the terms of the restricted stock unit agreements entered into by our named executive officers, the RSUs will immediately vest and be distributed if employment is terminated by the Company without “cause” following a change in control. Such distribution may be subject to delay to comply with Code Section 409A. The vesting terms of restricted stock and RSUs no longer provide for forfeiture upon the employee voluntarily quitting, but provide for forfeiture in the event of competition following termination, so the effect of a termination not for cause following a change in control is to cause a lapse of the non-competition obligation.

Except when otherwise decided by the compensation committee or required by an employment agreement, our policy applicable to all continuing employees is that equity grants will continue to vest normally following a termination without “cause” that is not following a change in control.

Deferred Compensation Plan

Amounts that executive officers have deferred through the Jefferies Group, Inc. Deferred Compensation Plan (the “DCP”) would continue to be deferred through the expiration of the applicable deferral period and at the conclusion of that period, would result in a payment to the former executive of the deferred amounts. In some cases when deferred amounts have been deemed invested in specific investment vehicles, we may choose to make the required payments through in-kind distributions of securities reflecting those investments. Settlement of certain of those distributions could be delayed for up to six months if subject to Code Section 409A.

The DCP provides that until an employee has been a participant in the DCP for three consecutive years, any discounts on shares purchased are initially unvested and would be forfeitable upon termination. All of the named executive officers who have deferred compensation through the DCP meet the minimum participation requirement and therefore the discounts on shares purchased are immediately vested.

Early withdrawals are generally not permitted except in the event of an unexpected hardship. An employee is permitted to request an unscheduled withdrawal of certain balances resulting from deferrals before 2005, but 10% of the amount withdrawn will be forfeited. If we experience a change in control, deferred amounts will not be automatically distributed and changes in the plan will be prohibited for a period of 24 months. Unscheduled withdrawals permitted for balances resulting from deferrals before 2005 may be made within two years of a change in control at a reduced forfeiture percentage of 5% of the amount withdrawn.

If an employee dies before payment of deferred amounts has begun, all unvested restricted stock shares or options under the DCP will immediately vest and the balance of any deferred amounts will be paid to the designated beneficiary in January following the year of death. If payment of deferred amounts has already begun, the beneficiary will continue to receive payments in the same manner the employee had elected before his or her death.

Richard Handler Deferred Compensation Plan

We established an individual Deferred Compensation Plan for Mr. Handler while he was Head of the High Yield Division, before implementing our generally applicable Deferred Compensation Plan and prior to his becoming an executive officer. Amounts deferred under this individual plan reflect compensation paid to him as a department head for the High Yield Division and were based on the productivity of that division. The last deferrals into Mr. Handler’s individual Deferred Compensation Plan was in 2000. With respect to amounts deferred through this plan, we may determine to terminate a portion of his deferred compensation arrangement in the event of a change in control and make a full distribution of the deferred amounts, to the extent permitted under Code Section 409A. The decision to terminate the deferral arrangement must be made by our Board of Directors prior to consummation of the transaction that constitutes a change in control. If a change in control had occurred on December 31, 2009 and the board had elected to make a full distribution, Mr. Handler would have received a payment of $15,119,989 in settlement of his individual Deferred Compensation Plan. This amount would be in addition to any unscheduled payout he is entitled to receive under our DCP as discussed above. Absent a change in control, Mr. Handler’s deferrals under this Plan generally will be settled upon his termination of employment, although settlement may be delayed for up to six months if subject to Code Section 409A.

High Yield Trading Desk Investments

In connection with the reorganization of our high yield funds, Jefferies Employees Special Opportunity Partners, LLC (“JESOP”) was formed to permit employees to invest in the continuing operations of our high yield trading desk. Investors in JESOP, would have the right to redeem their investment should Mr. Handler cease actively managing the high yield trading desk. If an executive officer other than Mr. Handler is terminated, we anticipate that we would repurchase that person’s interest in JESOP at his or her current capital account balance.

Mr. Handler’s investments in JESOP are in the form of deferred compensation arrangements which follow the performance of JESOP. As a result, a liquidation of the fund would not result in a cash payout to Mr. Handler unless the circumstances also resulted in a payout of his deferred compensation as described above.

Severance Policy

We have adopted a firm-wide severance policy that applies to employees, including our named executive officers, if they are laid off. It is not paid to employees who resign voluntarily or are terminated for cause. Employees are eligible for two weeks of severance for each year of service, up to a maximum of six months pay. If each of the named executive officers had been terminated on December 31, 2009, in addition to vacation pay for any unused portion of earned vacation time, they would have received the following amounts in severance pay:

Severance Policy Payments

Richard B. Handler	$500,000
Brian Friedman	$175,347
Peregrine C. Broadbent	$86,806
Lloyd H. Feller	$265,625
Charles Hendrickson	$36,458

The amounts the named executive officers would be paid under our severance policy are calculated in exactly the same way severance would be calculated for any of our other employees.

Insurance Benefits

We provide benefits to all our employees, including our named executive officers, that may result in payments to employees or their estates after their death, retirement or termination of employment. These benefits include our medical and dental plans, long term disability plan, life insurance and business travel insurance.

Our medical and dental plans provide that following the death or termination of an employee, the employee or his or her dependents may continue coverage in our medical and dental plans on a month to month basis for 18 to 36 months. To remain in the plans during this period, the person would be required to pay the same premium we had previously been paying for the coverage, plus a 2% charge for administrative expenses. Following retirement, a former employee may continue in the Jefferies medical plan at a retiree premium rate.

If an executive becomes permanently disabled, the individual will be entitled to participate in our Long-Term Disability insurance program. Our basic program entitles a disabled employee to receive 60% of his or her aggregate earnings up to a maximum of $10,000 per month until reaching age 65 and in some cases, for a short period thereafter. Employees are also eligible to purchase additional coverage through our negotiated rates at their own cost. Employees are entitled to continue this coverage after termination by completing appropriate documentation and paying premiums directly to the carrier.

We provide life insurance to our employees which would result in a payment to an employee’s designee upon death. Our basic insurance policy would cover each employee for the amount of his or her annual compensation up to $200,000 through age 65, with age based reductions in the covered amount thereafter. Employees are also eligible to purchase additional coverage through our negotiated rates at their own cost. Retirees who meet certain eligibility requirements and who choose to participate in our retiree medical policy have a life insurance benefit of $10,000. Employees who are terminated may elect to continue coverage after employment for both the basic coverage and any additional coverage they have purchased at their own expense.

We also provide business travel accident insurance to all our employees with a benefit of $250,000 in the event of an employee’s death as the result of an accident while traveling. For our named executive officers and executive committee, the benefit would result in a payment of $1 million in the event of an employee’s death as the result of an accident while traveling.

Summary of Payments on Termination After a Change in Control

As described above, certain of our policies or agreements would result in payments to a named executive officer or enhancement of rights if the person is terminated without cause following a change in control, but we do not have any single-trigger policies or agreements that would entitle an executive to a payment or enhanced rights solely as a result of a change in control and we treat our named executive officers generally the same way we treat other employees in this regard. The table below shows the estimated value of the enhancements to payments and rights a named executive officer would have been entitled to receive if the executive’s employment had been terminated on December 31, 2009. For purposes of valuing these amounts, we made the following assumptions:

•	If an executive has received a restricted stock unit or share of restricted stock which has fully vested and is non-forfeitable, or holds vested and deferred stock units that are similarly non-forfeitable, the executive would retain that interest following termination and we therefore do not view the retention of those interests as resulting in a payment or enhancement of rights on termination.

•	Shares of restricted stock or restricted stock units which immediately vest if the executive is terminated following a change in control are valued at $23.73 per share, the closing price of our common stock on December 31, 2009.

•	The value of restricted stock units that remain unvested and do not accelerate is not included in the totals below but will continue to vest according to their terms. For the purposes of the table below we have also assumed that the executive complies with any post-termination non-competition and similar obligations under the “continued vesting” provisions described above.

•	Amounts an employee has deferred through our DCP will continue to be deferred and therefore will not result in a payment upon termination in the table below.

•	Each employee agreed to sign our standard settlement and release agreement as required under his or her restricted stock or restricted stock unit agreements.

•	No payment to a named executive officer would need to be reduced so that the executive and Jefferies would avoid adverse tax consequences under Code Sections 4999 and 280G. As discussed above, some of our stock awards contain a “cut-back” provision of this type. We have no obligation to any named executive officer to pay a “gross-up” to offset golden parachute excise taxes under Code Section 4999 or to reimburse the executive for related taxes.

•	Any withdrawals from an employee’s profit sharing plan or ESOP account, or the decision of an employee to transfer balances into another qualified account are entirely within the discretion of the employee, will not result in a payment by us, and are not included in the table below.

•	Except as otherwise indicated all amounts reflected in the table would be paid on a lump sum basis.

•	The named executive officers have satisfied all applicable requirements for receiving severance payments in accordance with our generally applicable severance practices.

Summary of Payments on Termination or Change in Control

	Retirement or		Involuntary
	Voluntary		Termination
	Termination by	Involuntary	following a Change
	Employee	Termination	in Control

Richard B. Handler	—	$500,000	$10,920,650	(1)
Brian Friedman	—	$175,347	$6,168,216	(2)
Peregrine C. Broadbent	—	$3,876,036	$3,876,036	(3)
Lloyd H. Feller	—	$265,625	$612,510	(4)
Charles C. Hendrickson	—	$36,458	$509,611	(5)

(1)	Consists of $10,420,650 in restricted stock units which would immediately become vested and $500,000 as a payment under our Severance Policy.

(2)	Consists of $5,992,869 in restricted stock units which would immediately become vested and $175,347 as a payment under our Severance Policy.

(3)	Consists of $3,789,230 in RSUs which would immediately become vested and $86,806 as a payment under our Severance Policy.

(4)	Consists of $346,885 in restricted stock units which would immediately become vested and $265,625 as a payment under our Severance Policy.

(5)	Consists of $473,152 in restricted stock units which would immediately become vested and $36,458 as a payment under our Severance Policy.

Director Compensation — 2009

	Fees
	Earned or		Stock		All Other
	Paid in		Awards		Compensation
Name	Cash ($)		($)(1)		($)(2)	Total ($)
(a)	(b)		(c)		(g)	(h)

W. Patrick Campbell	$85,000		$100,000	(3)	—	$185,000
Ian M. Cumming	$65,000		$100,000	(4)	—	$165,000
Richard G. Dooley	$75,000	(5)	$100,000	(6)	$3,000	$178,000
Robert E. Joyal	$75,000		$100,000	(7)	$500	$175,500
Michael T. O’Kane	$72,500		$100,000	(8)	—	$172,500
Joseph S. Steinberg	$65,000		$100,000	(4)	—	$165,000

(1)	Amounts reflect the grant date fair value of equity awards.

(2)	Amounts shown in the All Other Compensation column are the amounts we contributed in 2009 to charities designated by the named persons as part of our Charitable Gifts Matching Program described below.

(3)	At December 31, 2009, Mr. Campbell had the following stock awards outstanding: 4,754 shares of unvested restricted stock, 5,032 unvested RSUs, 29,682 vested and deferred shares and 9,428 vested stock options. The grant date fair value of Mr. Campbell’s restricted stock grants for 2006, 2007, 2008 and 2009 were $100,000 each, in accordance with our Director’s Stock Compensation Plan (the “DSCP”) as described below.

(4)	At December 31, 2009, Mr. Cumming had the following stock awards outstanding: 3,653 shares of unvested restricted stock, and 5,032 unvested RSUs. The grant date fair value of his restricted stock grant for 2008 and 2009 was $100,000, in accordance with our DSCP as described below.

(5)	Amounts were credited as deferred shares under our DSCP.

(6)	At December 31, 2009, Mr. Dooley had the following stock awards outstanding: 17,209 unvested RSUs, and 143,833 vested and deferred shares. The grant date fair value of Mr. Dooley’s restricted stock grants for 2006, 2007, 2008 and 2009 were $100,000 each, in accordance with our DSCP as described below.

(7)	At December 31, 2009, Mr. Joyal had the following stock awards outstanding: 17,209 unvested RSUs, and 248 vested and deferred shares. The grant date fair value of Mr. Joyal’s restricted stock grants for 2006, 2007, 2008 and 2009 were $100,000 each, in accordance with our DSCP as described below.

(8)	At December 31, 2009, Mr. O’Kane had the following stock awards outstanding: 17,209 unvested RSUs, and 886 vested and deferred shares. The grant date fair value of Mr. O’Kane’s restricted stock grants for 2006, 2007, 2008 and 2009 were $100,000 each, in accordance with our Director’s Stock Compensation Plan as described below.

Each member of the Board of Directors of Jefferies Group, Inc. who is also a non-employee is entitled to receive the following compensation under the terms of policies approved by the Board from time to time and the terms of the Jefferies Group, Inc. 1999 Directors’ Stock Compensation Plan:

•	an annual retainer of $50,000;

•	an annual grant of $100,000 in our restricted common stock or restricted stock units;

•	an annual retainer of $7,500 for each committee membership;

•	an annual retainer of $20,000 to the Chairman of the Audit Committee; and

•	an annual retainer of $10,000 to the Chairman of the Compensation Committee and the Chairman of the Governance and Nominating Committee.

Annual retainers are paid quarterly in equal installments. Under our 1999 Directors’ Stock Compensation Plan as amended and restated January 1, 2009 (the “DSCP”), each non-employee Director may elect to receive annual retainer fees in the form of cash, deferred shares or deferred cash. If deferred cash is elected, the Director’s account is credited with interest on deferred cash at the prime interest rate in effect at the date of each annual meeting of shareholders. If deferred shares are elected, the Director’s account is credited with the number of deferred shares having a market value equal to the deferred fees and, when dividends are declared and paid on our common stock, with dividend equivalents on deferred shares which are then deemed reinvested as additional deferred shares.

Directors who are also our employees are not paid directors’ fees and are not granted restricted stock for serving as directors.

We offer a program to all employees to encourage charitable giving, and each director is also permitted to participate in our Charitable Gifts Matching Program. Under the program, we will match 50% of allowable charitable contributions made by an employee or director, up to a maximum matching contribution of $3,000 per person per year.

The children of directors may also participate (along with the children of all our employees) in the Jefferies Family Scholarship program which provides scholarship awards for secondary and post-secondary education based on factors such as financial need, academic merit and personal statements. The grants are made by an independent scholarship committee, none of whose members are affiliated with us.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding Common Stock, to file with the SEC, by a specified date, initial reports of beneficial ownership and reports of changes in beneficial ownership of our Common Stock and other equity securities on Forms 3, 4 and 5. Directors, executive officers, and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. On January 2, 2009, Mr. Friedman delivered 500 shares of our common stock in partial payment of a tax obligation related to a distribution of shares. The Form 4 reporting the disposition was filed on March 10, 2010.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, or the Securities Exchange Act of 1934, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report Of The Compensation Committee and Report Of The Audit Committee shall not be incorporated by reference into any such filings.

* * *

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on our review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee of the Board of Directors, the members of which in 2009 were Messrs. Campbell, Dooley, Joyal, Steinberg, Cumming and O’Kane, has furnished this report.

Richard G. Dooley, Chairman, W. Patrick Campbell, Robert E. Joyal
Joseph S. Steinberg, Ian M. Cumming and Michael T. O’Kane

* * *

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements with management to ensure that the financial statements were prepared in accordance with generally accepted accounting principles and accurately reflect our financial position. The Audit Committee has discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, and has received written disclosures and a required letter from the independent registered public accounting firm regarding their independence. Based upon its discussions with management, review of the independent registered public accounting firm’s letter, discussions with the independent registered public accounting firm and other appropriate investigation, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K. The Audit Committee has reviewed the non-audit fees described below and has concluded that the amount and nature of those fees is compatible with maintaining the independent registered public accounting firm’s independence.

The foregoing report has been furnished by:

W. Patrick Campbell, Chairman, Richard G. Dooley,
Robert E. Joyal and Michael T. O’Kane
* * *

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has decided that, after more than 40 years of utilizing the same firm as our independent auditors, it is time for a change. Deloitte & Touche LLP has been appointed as our independent registered public accounting firm for 2010. The selection of Deloitte followed a competitive process in which the Committee solicited proposals from three independent public accounts, including KPMG. As a result of this process, the Committee believes we will receive a higher level of service, while reducing the overall cost of the audit services for 2010 and subsequent years. We thank the professionals at KPMG for their many years of service to the Company. We ask that you the shareholders ratify our selection of Deloitte & Touche.

Deloitte will begin auditing our consolidated financial statements for 2010 and perform other permissible, pre-approved services.

We paid KPMG the following fees for services rendered for the 2008 and 2009 audits and other services.

	2008	2009

Audit Fees	$5,710,654	$5,801,757
Audit-Related Fees	$291,125	$361,233
Tax Fees	$678,991	$300,014
All Other Fees	$0	$0
Total All Fees	$6,680,770	$6,463,005

As indicated above, we expect significant savings in our audit fees in 2010 and subsequent years.

Audit Fees — The Audit Fees reported above reflect what KPMG has billed us for during 2008 and 2009. These amounts include fees for professional services rendered as our principal accountant for the audit of our consolidated financial statements included in the Company’s Annual Report on Form 10-K, the audits of various affiliates and investment funds managed by Jefferies or its affiliates, the audit of internal controls over financial reporting required by Section 404 of Sarbanes-Oxley, reviews of the interim consolidated financial statements included in our quarterly reports on Form 10-Q, the issuance of comfort letters, consents and other services related to SEC and other regulatory filings, and for other services that are normally provided in connection with statutory and regulatory filings or engagements. At the advice of KPMG, we have reclassified certain 2008 fees to conform to the 2009 period classification. The Audit Committee preapproves all auditing services and permitted non-audit services to be performed for us by our independent registered public accounting firm, which are approved by the Audit Committee prior to the completion of the audit. In 2009, the Audit Committee preapproved all auditing services performed for us by the independent registered public accounting firm.

Audit-Related Fees — The Audit-Related Fees reported above reflect what KPMG has billed us for during 2008 and 2009. These amounts include fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above. Specifically, the Audit-Related services included performing agreed upon procedures related to specific matters at our request, the audits of our employee benefit plans, assessment and testing of internal controls and risk management processes beyond the level required as part of the consolidated audit, accounting consultations, and other services that are normally provided in connection with statutory and regulatory filings or engagements. Through service agreements, management arrangements or other reimbursement policies, certain unconsolidated funds or other entities have reimbursed us for an aggregate of $44,000 of the audit-related fees described above. Specifically, the reimbursed services involved the audits of our profit sharing plan.

Tax Fees — Tax Fees includes fees for tax compliance, tax advice and tax planning.

All Other Fees — All Other Fees includes billing during 2008 and 2009 for other services that did not fall within the above categories.

Transactions with Related Persons

Regular Margin Accounts

Through Jefferies, our wholly owned broker-dealer subsidiary, we have extended credit to Mr. Handler in margin accounts in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Jefferies and did not involve more than the normal risk of collectibility or present other unfavorable features.

Jefferies High Yield Funds

We continue to operate our high yield secondary market business through Jefferies High Yield Trading, LLC (“Jefferies High Yield Trading”). We and a subsidiary of Leucadia National Corporation (“Leucadia”) each own 50% of the voting securities of Jefferies High Yield Holdings, LLC (“Holdings”), which owns Jefferies High Yield Trading. We and Leucadia each have the right to nominate two of a total of four directors to Holding’s board of directors. Leucadia’s nominees to our board of directors, Messrs. Cumming and Steinberg, are two of the directors of Holdings. Leucadia has invested $350,000,000 in Holdings and is currently committed to an additional investment of $250,000,000, subject to our prior request. Pursuant to the Agreements, any request to Leucadia for additional capital investment in JHYH will require the unanimous consent of our board of directors (including the consent of Leucadia’s designees to our board of directors).

In exchange for Jefferies transferring its high yield secondary market trading business to Jefferies High Yield Trading, Jefferies received securities entitling it to an additional 20% of the profits, and will provide services to Jefferies High Yield Trading for a fee equal to 1.5% of contributed capital. Jefferies will receive a placement fee of 0.25% for the equity capital raised. Jefferies expects that it will receive a management fee of 0.50%, in addition to the 1.5% fee for services described above, for a total fee of 2%. Jefferies High Yield Trading continues to be overseen by Richard Handler. We have offered our qualified employees the option to invest in the operations of Jefferies High Yield Trading through investments in Jefferies Employees Special Opportunity Partners, LLC (“JESOP”). As of December 31, 2009, Mr. Handler held an economic interest through his individual deferred compensation plan and the DCP with a value of 20.95% of JESOP. Mr. Handler’s interest in JESOP is calculated on the same basis, and charged the same fees, as any other third party investor in JESOP.

Private Equity Funds

We have also invested in three private equity funds managed by companies controlled by Mr. Friedman, one of our directors, Chairman of the Executive Committee and a nominee, and have acquired interests in the profit participation earned by three of those management companies. These three management companies (the “Fund Managers”) serve as the managers of the three private equity funds (the “Private Equity Funds”) and have varying profit participations and other interests in those funds. Mr. Friedman founded the business of the Fund Managers before he became associated with us. As of December 31, 2009, we had committed an aggregate of approximately $61.8 million to two of these funds, and had funded approximately $45.8 million of these commitments. We have also guaranteed a $36 million bank loan issued to a Jefferies employee fund related to one of those funds. As a result of those investments, commitments and profit participations in 2009, we received distributions from the Private Equity Funds of approximately $0.3 million and profit participations from the Fund Managers in the amount of $1.5 million. Included in the $1.225 billion in total equity committed to funds over which Mr. Friedman has control are individual investments of certain of our named executive officers. As a result of their individual cash commitments, as of December 31, 2009, Mr. Handler, had an aggregate interest in the total committed capital in such funds of .12%, Mr. Friedman had an aggregate interest of 2.0%, and Mr. Hendrickson had an aggregate interest of .08%. In addition, Mr. Friedman has a substantial economic interest in the Fund Managers and, directly and indirectly, in the carried interest paid by the Private Equity Funds.

On August 11, 2008, we entered into a Credit Agreement (the “Credit Facility”) with JCP Fund V Bridge Partners, LLC, a Delaware limited liability company (the “Borrower”), pursuant to which we may make loans to the Borrower in an aggregate principal amount of up to $50.0 million. The Borrower is owned by its two managing members who are James L. Luikart, executive vice president of Jefferies Capital Partners, and Mr. Friedman. The loans may be used by the Borrower to make investments that are expected to be sold to Jefferies Capital Partners V, L.P. (“Fund V”) upon its capitalization by third party investors. Fund V will be managed by a team led by Mr. Friedman. We anticipate as provided in the July 2005 agreement, provided that the preconditions are met, we will commit to directly or indirectly invest or guarantee the investment of up to $140 million in Fund V and its related parallel funds.

In July of 2009, the Borrower exercised its right to extend the final maturity date of the Credit Facility from August 12, 2009 to January 11, 2010; and in October 2009, we and the Borrower agreed to extend the final maturity date to June 30, 2010. The interest rate on any loans made under the Credit Facility is the Prime Rate (as defined in the Credit Facility) plus 200 basis points, payable at the final maturity date, or upon repayment of any principal amounts, as applicable. The obligations of the Borrower under the Credit Facility are secured by its interests in each investment. As of December 31, 2009 and 2008, loans in the aggregate principal amount of approximately $45.7 million and $31.3 million, respectively, were outstanding under the Credit Facility and recorded in other investments on our consolidated statements of financial condition.

Through our subsidiaries, we have performed investment banking and other services for companies in which the Private Equity Funds have invested. In some cases, the Private Equity Funds control those companies in which they have invested. In 2009, we received $5.3 million in fee income for investment banking and other services performed for companies in which the Private Equity Funds and other funds overseen by Mr. Friedman have investments. During 2009, $4.1 million was paid to Jefferies Finance, LLC, an entitity in which we have a 50% ownership interest and share control with an independent third party, with respect to an aggregate of $45.3 million in loans to companies in which the Private Equity Funds and other funds overseen by Mr. Friedman have investments.

We employ and provide office space for all the Fund Managers’ employees under an arrangement we entered into with Mr. Friedman and Jefferies Capital Partners in 2005 and previously under an agreement entered into in

2001. Jefferies Capital Partners reimburses us on an annual basis for our direct employee costs, office space costs and other direct costs. In 2009, we billed and received approximately $6.8 million in cash for such expenses.

Leucadia National Corporation

On April 20, 2008, we entered into an Investment Agreement and Standstill Agreement (the “Agreements”) with Leucadia National Corporation (“Leucadia”). On April 21, 2008, we purchased from Leucadia 10,000,000 common shares of Leucadia in exchange for our issuance of 26,585,310 shares of our common stock, representing 16.7% of our outstanding shares (after giving effect to the Transaction), and a payment to Leucadia of $100,021,353 in cash. We completed our sale of the 10,000,000 shares of Leucadia for aggregate proceeds of $535.2 million.

Pursuant to the Agreements, we increased the size of our board of directors by two and elected two designees selected by Leucadia to fill the new directorships. Leucadia designated Ian M. Cumming, Leucadia’s Chairman, and Joseph S. Steinberg, a director of Leucadia and its President, to fill the two newly created vacancies on our board. Our board elected Messrs. Cumming and Steinberg to our board on April 21, 2008, and our shareholders re-elected Messrs. Cumming and Steinberg on May 19, 2008 and May 18, 2009. Leucadia will continue to have the right to appoint two directors for two years so long as Leucadia maintains at least 15% beneficial ownership of our outstanding shares. Leucadia agreed that for a period of two years, subject to certain exceptions (i) not to sell any of our shares acquired in the transaction, (ii) not to acquire additional shares of our voting securities if such acquisition would result in Leucadia beneficially owning more than 30% of our outstanding shares, and (iii) to vote its shares of our common stock in favor of the slate of directors nominated by our board of directors.

On February 19, 2010, we purchased 30 million common shares of Fortescue Metals Group Ltd., an Australian Stock Exchange listed company, from Baldwin Enterprises, a wholly-owned subsidiary of Phlcorp, which is a wholly-owned subsidiary of Leucadia. Leucadia beneficially owns 28.3% of our outstanding common stock. Mr. Cumming and Mr. Steinberg, two of our directors, may be viewed as having an indirect financial interest in the transaction by virtue of their ownership of Leucadia shares and their positions as the Chairman of the Board and President of Leucadia. Mr. Cumming and Mr. Steinberg are also directors of Fortescue. We purchased the shares for $123 million, or US$4.10 per share. The closing price on the Australian Stock Exchange on February 19, 2010, when converted to US dollars at then current exchange rates, was US$4.56 per share. We realized a profit on the disposition of the shares.

We also continue to provide various services to Leucadia in the ordinary course of our business. Through Jefferies High Yield Trading, we purchase and sell Leucadia’s debt securities from time to time in unsolicited transactions, selling to independent third parties through Rule 144. During 2009, we received $181,749 in commissions and commission equivalents for conducting brokerage services on behalf of Leucadia affiliates. These transactions took place in the ordinary course of our business on substantially the same terms as those prevailing at the time for comparable transactions with persons not related to Jefferies and did not involve more than the normal market risk.

At December 31, 2009, we had commitments to purchase $53.4 million in agency commercial mortgage-backed securities from Berkadia Commercial Mortgage, LLC, which is partially owned by Leucadia.

Director of Marketing

We have employed Thomas E. Tarrant, the brother-in-law of our Chief Executive Officer, as our Director of Marketing since 1997, three years before Mr. Handler was appointed CEO. For his services during 2009, Mr. Tarrant was paid $340,000 in a combination of cash and restricted stock.

Review, Approval or Ratification of Related Person Transactions

We have adopted a written Code of Ethics which is available both on our public website and on our corporate intranet. The Code of Ethics governs the behavior of all our employees, officers and directors, including our named executive officers. Our Code of Ethics provides that no employee shall engage in any transaction involving the Company if the employee or a member of his or her immediate family has a substantial interest in the transaction or can benefit directly or indirectly from the transaction (other than through the employee’s normal compensation), unless the transaction or potential benefit and the interest have been disclosed to and approved by the Company.

If one of our executive officers has the opportunity to invest or otherwise participate in such a transaction, our policy requires that the executive prepare a memorandum describing the proposed transaction. The memo must be submitted to the Global Head of Compliance or the General Counsel or his designee, and a copy of the memorandum will be provided to the Chairman of the Corporate Governance and Nominating Committee of the Board of Directors, or any other member designated by the Committee, for consideration and action by that committee. After consideration of the matter, the Corporate Governance and Nominating Committee will provide written notice to the executive of the action taken.

Our Code of Ethics has been adopted by the Board of Directors and any exceptions to the policies set forth therein must be requested in writing addressed to the Corporate Governance and Nominating Committee of the Board of Directors. If an executive officer requests an exception, the request must be delivered to the General Counsel and no exceptions shall be effective unless approved by the Corporate Governance and Nominating Committee.

Shareholder Proposals

Shareholder proposals for inclusion in the proxy material relating to our 2011 Annual Meeting of Shareholders should be sent to our principal executive offices at 520 Madison Avenue, New York, New York, 10022, Attention: Lloyd H. Feller. To be considered timely under federal securities laws, any proposals must be received no later than December 8, 2010, to be included in next year’s proxy statement and proxy card, and no later than March 18, 2011, if to be presented at the meeting but not included in the proxy statement or proxy card. Though we will consider all proposals, we are not required to include any shareholder proposal in our proxy materials relating to next year’s annual meeting unless it meets all of the requirements for inclusion established by the SEC and our By-Laws.

For the Board of Directors,

Lloyd H. Feller, Secretary

April 7, 2010

Fellow Shareholder: You are cordially invited to attend the Annual Meeting of Shareholders of Jefferies Group, Inc. The meeting will be held at our offices at 520 Madison Avenue, 10th Floor, New York, New York 10022, on Monday, May 17, 2010, at 9:30 a.m. Enclosed you will find a copy of our Proxy Statement, 2009 Annual Report on Form 10-K, with letter to shareholders, and your Proxy Voting Card. We urge you to exercise your right as a shareholder of Jefferies and part of our Firm to vote your shares, regardless of how many you own. Sincerely, Richard B. Handler Brian P. Friedman Chairman and CEO Chairman of the Executive Committee 1 PROXY JEFFERIES GROUP, INC. Proxy for the Annual Meeting of Shareholders May 17, 2010 Solicited on Behalf of the Board of Directors of the Company The undersigned holder(s) of common shares of JEFFERIES GROUP, INC., a Delaware corporation (the “Company”), hereby appoints Richard B. Handler and Brian P. Friedman, and each of them, attorneys of the undersigned, with power of substitution, to vote all shares of the common shares that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Monday, May 17, 2010, at 9:30 a.m. local time, and at any adjournment thereof, as directed on the reverse hereof, hereby revoking all prior proxies granted by the undersigned. (Continued and to be signed on the reverse side) COMMENTS: 14475

ANNUAL MEETING OF SHAREHOLDERS OF JEFFERIES GROUP, INC. May 17, 2010 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.jefferies.com/proxy Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20830000000000000000 4 051710 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” THE RATIFICATION OF THE AUDITORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Directors. 2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. NOMINEES: FOR ALL NOMINEES O Richard B. Handler O Brian P. Friedman 3. In their discretion, upon such other business as may properly come before the O W. Patrick Campbell meeting, or at any adjournment thereof. WITHHOLD AUTHORITY FOR ALL NOMINEES O Ian M. Cumming O Richard G. Dooley TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE FOR ALL EXCEPT O Robert E. Joyal SIDE OF THIS CARD. (See instructions below) O Michael T. O’Kane O Joseph S. Steinberg INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF JEFFERIES GROUP, INC. May 17, 2010 PROXY VOTING INSTRUCTIONS INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any COMPANY NUMBER touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. ACCOUNT NUMBER Vote online/phone until 11:59 PM EST the day before the meeting. MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON — You may vote your shares in person by attending the Annual Meeting. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at www.jefferies.com/proxy Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20830000000000000000 4 051710 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” THE RATIFICATION OF THE AUDITORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Directors. 2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. NOMINEES: FOR ALL NOMINEES O Richard B. Handler O Brian P. Friedman 3. In their discretion, upon such other business as may properly come before the O W. Patrick Campbell meeting, or at any adjournment thereof. WITHHOLD AUTHORITY FOR ALL NOMINEES O Ian M. Cumming O Richard G. Dooley TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE FOR ALL EXCEPT O Robert E. Joyal SIDE OF THIS CARD. (See instructions below) O Michael T. O’Kane O Joseph S. Steinberg INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.